                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        SELECT MEDIA COMMUNICATIONS, INC.
            -------------------------------------------------------
                 (Name of small business issuer in its charter)


          New York                        7812                     13-3415331
          --------                        ----                     ----------
(State or jurisdiction of        (Primary Standard            (I.R.S. Employer
incorporation or organization)   Industrial Classification   Identification No.)
                                      Code Number)

              44 E. 32nd Street, New York, NY 10016 (212) 251-8796
              ----------------------------------------------------
         (Address and telephone number of principal executive offices)

                     44 E. 32nd Street, New York, NY 10016
                     -------------------------------------
(Address of principal place of business or intended principal place of business)

Mr. Mitch Gutkowski, Chairman, Select Media Communications, Inc., 44 E. 32nd Street, New York, NY 10016
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

      Copy to:          Christopher P. Flannery, Esquire
                        Astor Weiss & Kaplan, LLP
                        200 S. Broad St., 6th Floor
                        Philadelphia, PA 19102

Approximate date of proposed sale to the public as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462 under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. []

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
                                                      Proposed maximum     Proposed maximum
Tile of each class of            Dollar amount to     offering             aggregate offering      Amount of
securities to be registered      be registered        price per unit       price                   registration fee*
-----------------------------------------------------------------------------------------------------------------------
Common Stock                     $ 45,431,000         $ 5.00               $ 45,431,000            $ 11,375.75
-----------------------------------------------------------------------------------------------------------------------

      *Estimated solely for purposes of calculating the registration fee.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

      This Registration Statement covers the registration of (i) 4,500,000 shares of common stock, $.001 par value, of Select Media Communications, Inc., a New York corporation, issued to investors in a private placement of securities in October 1999, (ii) 2,814,000 shares of common stock issued to an institutional purchaser in 2000; and (iii) 1,522,200 shares of common stock issuable upon conversion of a convertible note issued to an institutional investor in 2000, and (iv) 250,000 shares of common stock issued in January, 2001 for the payment of certain services to the Company. The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED January 29, 2001

                         SELECT MEDIA COMMUNICATIONS, INC.

                               --------------------
                                    $__,___,000
                         9,086,200 SHARES OF COMMON STOCK
                                 $__.00 PER SHARE

                               --------------------

      This is an offering of 9,086,200 shares of common stock of Select Media Communications, Inc. (the "Company" or "Select Media"). All of the shares are being offered by the selling securityholders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock.

      The selling securityholders may offer the shares from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.

      Our shares of common stock trade on the OTC Bulletin Board under the symbol "SMTV.OB." On January 30, 2001, the last reported sale price of our common stock was $5.12 per share.

      This investment involves certain risks. See "Risk Factors," which begins on page 5.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THESE SECURITIES ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."











                  The date of this prospectus is January __, 2001

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http:\\www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed with the Securities and Exchange Commission as an exhibit to the Company's Exchange Act reports, or otherwise available from the Company, each such statement being qualified in all respects by such reference.

                               PROSPECTUS SUMMARY

      Unless the context indicates otherwise, all references in this prospectus to "we," "Select Media" or the "Company" include Select Media and its wholly owned subsidiary, Sigma Sound Studio, Inc. You should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors" beginning on page 5.

                                   THE OFFERING

Common Stock Offered by Selling Shareholders      9,086,200 shares of common stock

Shares of Common Stock Outstanding                13,051,592 shares of common stock
                                                  (including 8,836,200 shares owned by
                                                  the Selling Shareholders)

Use of Proceeds                                   We will not receive any proceeds
                                                  from the sale of common stock by the
                                                  selling security holders.

Common Stock Trading Symbol                       SMTV.OB

                                  OUR BUSINESS

      Select Media Communications, Inc. (the "Company" or "Select Media"), a New York media company, was organized in September 1981. The Company's common stock is traded on the OTC Bulletin Board under the symbol "SMTV.OB." Select Media began operations in 1981 as a producer and distributor of "vignettes," which are short-form (thirty-second) informational programs distributed by particular sponsors for viewing during regular programming.

      On October 13, 1995, the Company filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code. Select Media filed this petition in the United States Bankruptcy Court for the Southern District of New York and our plan of reorganization was confirmed on August 28, 1997. In the period from the Company's bankruptcy filing in October 1995 until September 1998, the Company was essentially dormant. In September 1998, the Company reactivated its marketing efforts, began marketing its vignette products to advertisers, began production and distribution of video press releases for General Motors Corporation and began repositioning the Company and its business. In 1999, the Company was dependent upon one major customer (General Motors Corporation) for over 35% of its revenues. In 2000, the Company has had minimal revenues as it has focused on restructuring its business. In addition, in 2000, the Company closed its International News Division operated under the name SITN, which accounted for 45% of 1999 revenues. Thus, in 2000, the Company was not dependent on any major customers, and does not reasonably foresee any such dependence for the current year. The Company's sources of revenues during 2000 consisted primarily of revenues from its Sigma Sound Studio, Inc. subsidiary ("Sigma"). Resale of advertising airtime has never constituted a major source of the Company's revenues.

      In January 2000, Select Media repositioned its business as the owner of entertainment content providers whose product is marketed through traditional media and over the Internet. In January 2000, Select Media purchased all the outstanding stock of Sigma for $1,000,000, of which $400,000 was paid in 1999, at the signing of the Agreement, with the balance due in two payments of $200,000 due on June 30, 2000 and January 30, 2001. The Company paid $100,000 of the $200,000 payment due June 30, 2000 and the Company received a 180-day extension for payment of the balance. On December 21, 2000, the Company received a further extension on the balance of the June 30, 2000 payment, which is now due January 30, 2001. The Company's obligation to pay the balance on the Sigma acquisition is secured by a pledge of all of the Company's assets, including accounts receivable, general intangibles, equipment, goods, instruments and inventory. The Company also assumed $105,000 of Sigma accounts payable and other current liabilities (the "Sigma Liabilities"). None of the Sigma Liabilities is secured by any security interest in any of the Sigma Assets. Sigma is a full service recording studio that provides services to record companies, independent artists and record producers. Founded in 1968 by Joseph Tarsia, Sigma's president, Sigma is a state of the art recording facility, including both analog and digital capabilities. Sigma and its staff of engineers assist record producers in recording, mixing and editing music and video tracks for sale as recorded music or videos. In March 2000, Select Media purchased the assets of After Hours Productions, Inc. ("AHP"), consisting of certain contracts for recording projects, for $125,000, which was paid in cash at closing. AHP creates custom music and video products. These acquisitions were accounted for as purchases. See Financial Statements and notes to Financial Statements.

      On September 11, 2000, the Company entered into a letter of intent to purchase all the assets and liabilities of Betelgeuse Productions, LLC ("Betelgeuse"), a full service television and video production and post-production business in New York, for a total of $10,000,000 in cash, subject to adjustment. On December 6, 2000, Select Media and Betelgeuse signed a definitive Asset Purchase Agreement (the "Definitive Agreement"); the Company made a down payment of $200,000 to Betelgeuse, with three additional $100,000 payments due in the following three months for a total down payment of $500,000. The balance of the purchase price will be due at a closing to be held within six
(6) months of the signing of the Definitive Agreement. The Company has received a firm commitment from Lloyds Bahamas Securities, Ltd. ("Lloyds") for the $500,000 down payment. Lloyds will provide the $500,000 down payment when required in exchange for 500,000 shares of restricted Common Stock of the Company. The Company does not yet have a commitment from a funding source for the balance of the purchase price.

      Our principal office is located at 44 E. 32nd Street, New York, New York and our telephone number at that address is (212) 251-8796.

      The Company is subject to the informational requirements of the Exchange Act, and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http:\\www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed with the Securities and Exchange Commission as an exhibit to the Company's Exchange Act reports, or otherwise available from the Company, each such statement being qualified in all respects by such reference.

                                  RISK FACTORS

      Select Media's business is subject to numerous risk factors, including, but not limited to, the following:

RISKS RELATED TO SELECT MEDIA'S BUSINESS

THIS PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION.

      This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and assumptions. Words such as " anticipates," "expects," "intends", "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

      Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except for our reporting requirements, we undertake no obligation to update these statements or publicly release the result of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

CONFLICTS OF INTEREST.

      None of the Company's officers or directors has any conflicts of interest. Mr. Mongiardo and Mr. Simmons, the Company's non-employee directors, may in the future participate in business ventures that could be deemed to compete with the Company. Conflicts of interest and non-arms length transactions may also arise in the future in the event the Company's officers or directors become involved in the management of any firm with which the Company transacts business. The Company has adopted a policy that the Company will not seek a merger with, or acquisition of, any entity in which members of the Company's management serve as officers, directors or partners, or in which they or their family members own or hold any material ownership interest, unless such acquisition is approved by a majority of the members of the Board who have no such direct or indirect interest in the entity.

      Mr. Mongiardo is associated with Homewood Capital, LLC, a business consulting and investment banking firm. Consequently, there are potential conflicts of interest in his acting as a director of the Company. Insofar as Mr. Mongiardo is engaged in other business activities, management anticipates he will devote only a minor amount of time to the Company's affairs.

      The officers and directors of the Company may in the future become stockholders, officers or directors of other companies that may be engaged in business activities similar to those conducted by the Company. Accordingly, conflicts of interest may arise in the future with respect to such individuals acting on behalf of the Company or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. The Company does not currently have a right of first refusal pertaining to opportunities that come to management's attention insofar as such opportunities may relate to the Company's business operations. The Company has adopted a policy that the Company will not seek a merger with, or acquisition of, any entity in which members of the Company's management serve as officers, directors or partners, or in which they or their family members own or hold any material ownership interest, unless approved by a majority of the members of the Board who have no such direct or indirect interest in the entity. With the exception of the policy regarding mergers and acquisitions described in the preceding sentence, the Company does not have any policies regarding resolving conflicts of interest.

SELECT MEDIA ANTICIPATES FUTURE LOSSES AND NEGATIVE CASH FLOW; SUBSTANTIAL ACCUMULATED DEFICIT.

      Select Media expects operating losses and negative cash flow to continue for the foreseeable future. Select Media anticipates the Company's losses will increase significantly from current levels because the Company expects to incur additional costs and expenses related to:

-     Brand development, marketing and other promotional activities;

-     Development of new products and services;

-     Expansion of the Company's operations;

-     Integration of the Sigma, AHP and Betelgeuse acquisitions;

-     Potential other acquisitions in the Company's areas of focus;

-     Development of relationships with strategic business partners; and

-     Possible costs of litigation.

      As of September 30, 2000, Select Media had an accumulated deficit of $14,095,199. Select Media incurred net losses of $4,347,654 on gross sales of $530,636 for the nine months ended September 30, 2000. These losses were due to an increase in expenses related to the relocation of the Company's offices, the expansion of the SITN business in 1999 and expenses related to stock-based compensation. In 2000, because of the closing of the SITN business, which accounted for 45% of the Company's revenues in 1999, revenues were down substantially and losses were expected to be greater. The Company's ability to become profitable depends on the Company's ability to generate and sustain substantially higher net sales from existing and new businesses while maintaining reasonable expense levels. If Select Media does achieve profitability, the Company cannot be certain that the Company would be able to sustain or increase profitability on a quarterly or annual basis in the future. See page 18, "Management's Discussion and Analysis and Results of Operations."

QUALIFIED REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS REGARDING THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN.

      Our independent certified public accountants' report on our financial statements for the year ended December 31, 1999 states that the Company's working capital deficiency of $3,637,572, stockholders' deficiency of $2,424,676 and losses from operations of $5,395,781 raise substantial doubt about Select Media's ability to continue as a going concern. See Note 15 to the Company's Financial Statements.

SECURITIES LAW VIOLATIONS, RESCISSION EXPENSES AND COSTS OF REGISTRATION.

      In October 1999, the Company engaged in the sale of 4,500,000 shares of its common stock in a private placement under the Securities Act of 1933 (the "Securities Act"). Although the Company offered and sold the securities in good faith, the Company did not have the exemption for such sales that the Company assumed it had. The Company has made rescission offers to these investors, which the investors have not accepted.

      The Company is registering these shares for resale by these investors under the Securities Act in this registration. This registration will entail substantial costs for the Company and distract the Company's management from other duties, but none of the proceeds of this offering will go to Select Media. The Commission could bring an action to sanction the Company, which could entail fines or limits on the Company's securities activities.

IF THE COMPANY LOSES THE PENDING LAWSUIT WITH ITS FORMER LANDLORD, SUCH A LOSS WILL HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S FINANCIAL STATEMENTS.

      The Company is in a dispute with its former landlord over a number of issues relating to the Company's lease and leasehold improvements at its prior offices at 666 Third Avenue, New York. See page 37, "Legal Proceedings."

THE COMPANY HAS MOVED ITS OFFICES TO A NEW FACILITY.

      On October 30, 2000, the Company vacated the facility at 666 Third Avenue due to the dispute with its Landlord. The Company is now subletting space from Betelgeuse at 44 East 32nd Street. The Company incurred substantial costs in the move, and the move has caused some disruption in its activities. The Company also determined at the time of the move to cease SITN operations. The move itself, the disruption caused by the move and the decision to cease SITN operations have had a material adverse effect on the Company's financial status for the year 2000.

THE COMPANY HAS A SUBSTANTIAL PAYROLL TAX LIABILITY THAT IS CURRENTLY BEING NEGOTIATED WITH THE INTERNAL REVENUE SERVICE.

      Included in the liabilities on the balance sheet found in the Company's audited financial statements is an accrued expense of approximately $879,000 that represents past due federal payroll taxes and estimated penalties and interest. The Company is attempting to negotiate with the Internal Revenue Service (the "IRS") for a reasonable payment plan. If the Company is unable to negotiate a payment plan with the IRS, the IRS could file a tax lien on the Company's assets, which would have a material adverse effect on the Company's business.

THE COMPANY HAS A SUBSTANTIAL TAX LIABILITY TO THE CITY OF NEW YORK AND IS LATE IN MAKING PAYMENTS.

      The Company owes the City of New York approximately $230,000 (including interest) in pre-bankruptcy commercial rent tax. Under the Plan of Reorganization, the Company was required to make semi-annual payments of principal and interest to the New York City Department of Finance beginning in February 1998. To date, the Company has been unable to make any payments and has accrued this liability on its financial statements. If the Company continues to fail to pay this liability as payments are due, the Department of Finance could declare Select Media in default of its obligations under the Plan of Reorganization and could file an action to attach the Company's assets, which would have a material adverse effect on the Company's business.

THE COMPANY'S OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT. IF SELECT MEDIA FAILS TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF THE COMPANY'S COMMON STOCK MAY DECREASE SIGNIFICANTLY.

      The Company's annual and quarterly operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of the Company's control, including, among other things, the unpredictability of consumer trends. Because the Company's operating results are volatile and difficult to predict, Select Media believes that quarter-to-quarter comparisons of the Company's operating results are not a good indication of the Company's future performance. It is likely that in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of the Company's Common Stock may fall significantly. Factors that may harm the Company's business or cause the Company's operating results to fluctuate include the following:

- The Company's decision to close the SITN Business (its International News Division), which accounted for 45% of the Company's revenues in 1999;

- The Company's inability to obtain new customers at reasonable cost and retain existing customers;

- Decreases in the funds available for marketing and promoting the Company's services;

-     The Company's inability to manage integration of acquisitions;

- The Company's inability to adequately maintain, upgrade and develop the Company's technical systems;

- The ability of the Company's competitors to offer competitive services or products;

-     Price competition;

- The termination of existing, or failure to develop new, strategic marketing relationships;

-     Increases in the cost of marketing; and

- The amount and timing of operating costs and capital expenditures relating to expansion of the Company's operations.

      A number of factors will cause the Company's gross margins to fluctuate in future periods, including the mix of services provided by the Company and its subsidiaries, the market for the Company's products, the Company's ability to keep up with technical innovations and efficiencies and the like. Any change in one or more of these factors could harm the Company's gross margins and operating results in future periods.

TO MANAGE THE COMPANY'S GROWTH AND EXPANSION, SELECT MEDIA NEEDS TO INTEGRATE ITS ACQUISITIONS. IF SELECT MEDIA IS UNABLE TO DO SO SUCCESSFULLY, THE COMPANY'S BUSINESS WOULD BE SERIOUSLY HARMED.

      The Company's growth in operations and possible acquisitions will place a significant strain on the Company's management, information systems and resources. In order to manage this growth effectively, Select Media needs to continue to improve the Company's financial and managerial controls and reporting systems and procedures. The Company's failure to successfully implement, improve and integrate these systems and procedures would harm the Company's results of operations.

IF SELECT MEDIA IS UNABLE TO OBTAIN FINANCING, THE COMPANY WILL BE UNABLE TO COMPLETE THE ACQUISITION OF BETELGEUSE, WHICH WOULD SERIOUSLY AFFECT THE COMPANY'S BUSINESS PLAN.

      Although the Company has secured a commitment from Lloyds for the down payment on its acquisition of Betelgeuse, the Company does not yet have financing committed for the balance of the purchase price of $9,500,000. If the Company is unable to complete the acquisition of Betelgeuse because it is unable to get sufficient financing, the Company may lose any monies given to Betelgeuse as a down payment on this transaction. The Company expects to raise the balance of the purchase price through a public or private offering of its securities. The Company has not yet obtained any commitment or letter of intent for this proposed offering.

SELECT MEDIA MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE COMPETITORS.

      Select Media faces competition from some of the largest entertainment companies in the United States. Concerning its television production business, it is difficult to estimate the size of the vignette market. The Company is not aware of any other reporting companies involved in the vignette business. The Company believes that competition in this business segment comes not from other producers of vignettes, but from other users of scarce airtime. One of the most significant developments in the broadcast television industry in the 1990's has been the growth of alternative broadcast networks, such as Fox, WB and UPN. Before this development, television stations that were not affiliates of the three large television networks (CBS, NBC, ABC) were independent local stations, each of which had substantial amounts of airtime to sell to the Company and its customers. Today, most formerly independent stations are affiliated with one of the new networks. Therefore, the network, in exchange for providing programming, gets to sell a significant portion of the affiliate's broadcast airtime. Therefore, the affiliate has less airtime to sell itself. Scarcity of a commodity tends to increase the price. As a result, the cost of airtime has dramatically increased. The entertainment market is rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm the Company's net sales and results of operations. Select Media expects competition to intensify in the future, as additional distribution channels for entertainment product are opened.

      In its International News business (SITN Business) segment, because of the delay in obtaining its necessary studio space and its subsequent move to a new facility, Select Media closed its SITN Business permanently on October 30, 2000.

      In its Entertainment Content business, Sigma competes with numerous recording studios located throughout the United States. Sigma can successfully compete with these competitors because of its central location on the eastern seaboard, its state of the art equipment and its facility and its staff of experienced professional engineers.

      AHP competes with a large number of independent record and video producers based on expertise and creativity.

      Betelgeuse competes with a large number of independent video and film production, post-production and editing facilities throughout the United States. Betelgeuse competes with these competitors based on its state of the art equipment and its staff of experienced editors, producers and technicians.

      Many of the Company's competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than does Select Media. Many of these competitors can devote substantially more resources to marketing and promotion than can Select Media. In addition, larger, well-established and well-financed entertainment companies may try to offer competing products. The Company's competitors may be able to adopt more aggressive pricing policies than can Select Media.

IF SELECT MEDIA DOES NOT SUCCESSFULLY EXPAND THE COMPANY'S PRODUCT OFFERINGS, THE COMPANY'S BUSINESS COULD BE SERIOUSLY HARMED.

      If Select Media does not successfully expand the Company's product offerings, including video press releases and services of its subsidiaries, Select Media will not be able to increase the Company's net sales in accordance with the expectations of securities analysts and investors. In such an event, the Company's business will be harmed. The Company's success depends on the Company's ability to expand the Company's product and service offerings rapidly in order to accommodate a significant increase in customer orders. The Company's planned expansion may cause disruptions that could harm the Company's business, results of operations and financial condition.

IF SELECT MEDIA DOES NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, THE COMPANY'S SERVICES COULD BECOME OBSOLETE AND THE COMPANY'S BUSINESS WOULD BE SERIOUSLY HARMED.

      If Select Media faces material delays in introducing new services, products and enhancements, the Company's customers may forego the use of the Company's services and use those of the Company's competitors. To remain competitive, Select Media must continue to improve and expand its product choices and value-added services. The entertainment industry is rapidly changing as a result of technology improvements, new distribution channels and new customer demands. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, the Company's existing products and services may become obsolete. Developing, enhancing and upgrading the Company's technology entails significant technical and business risks. Select Media may use new technologies ineffectively or Select Media may fail to adapt the Company's existing technology and the Company's computer network to customer requirements or emerging industry standards.

IF THE PROTECTION OF THE COMPANY'S PROPRIETARY RIGHTS IS INADEQUATE, THE COMPANY'S BUSINESS WILL BE SERIOUSLY HARMED.

      Select Media, Sigma and Betelgeuse produce different types of products with differing intellectual property rights and concerns. As of the date of this filing, the Company and its subsidiaries have not filed for copyrights or patents. Select Media has filed for and been granted the trademark on its "Horror Hall of Fame" television program and recently renewed this trademark for an additional five (5) years. Select Media also has filed for and been granted the trademark on its "Blade Warrior" series, which it produced in 1993-94, which was a long-form television weekly series. Select Media's trademark rights to the "Blade Warrior " name expire in five (5) years. In the future, to the extent the Company or its subsidiaries produce unique entertainment products, such as vignettes, original musical works or television programs, except as described in the following two sentences, the Company will file for the copyrights in the individual product and be responsible for protecting those rights. Each product and project will have different contractual arrangements, which will determine which party owns the intellectual property rights in the product or project. Where Select Media, Sigma or Betelgeuse provide production, post-production, editing or sound engineering services to customers in producing the customers' entertainment products, the customers are responsible for protecting their copyrights.

      The Company will depend on copyright protection to protect the content of its own products, such as vignettes or other original television programming. This need will increase in the future because the Company is now dedicated to creating new product. With the addition of Sigma, the Company will face significant challenges in the changing distribution systems under development for prerecorded music product over the Internet. These challenges may include inadequate copy protection software, which may deprive the Company of royalties for downloaded product that is subsequently copied and redistributed without authorization. Sigma does not now distribute prerecorded music over the Internet. Betelgeuse does not currently create original programming. To the extent it creates original programming to which it will own the intellectual property rights, Betelgeuse will also need to file for copyright protection to protect its entertainment products.

      In addition, the Company intends to seek trademark protection for its logos, trademarks and trade names for itself and its subsidiaries. Select Media has not yet begun this process.

      If the steps Select Media takes to protect the Company's proprietary rights are inadequate, Select Media may be unable to enforce those rights in case of infringement and may be harmed financially.

THE LOSS OF THE SERVICES OF ONE OR MORE OF THE COMPANY'S KEY PERSONNEL, OR THE COMPANY'S FAILURE TO ATTRACT, ASSIMILATE AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE WOULD SERIOUSLY HARM THE COMPANY'S BUSINESS.

      The loss of the services of one or more of the Company's essential personnel could seriously harm the Company's business. Select Media depends on the continued services and performance of the Company's senior management and other key personnel, particularly Mitch Gutkowski. Mr.

Gutkowski and all of the Company's key employees are bound by employment agreements. Select Media does not have "key person" life insurance policies covering any of the Company's employees.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS.

      If Select Media is presented with appropriate opportunities, Select Media intends to make investments in complementary companies, products or technologies. Select Media may not realize the anticipated benefits of any acquisition or investment. If Select Media buys a company, Select Media could have difficulty in assimilating that company's personnel and operations. In addition, the essential personnel of the acquired company may decide not to work for the Company. If Select Media makes other types of acquisitions, Select Media could have difficulty in assimilating the acquired technology or products into the Company's operations. These difficulties could disrupt the Company's ongoing business, distract the Company's management and employees and increase the Company's expenses. Furthermore, Select Media may have to incur debt or issue equity securities to pay for any future acquisitions or investments, the issuance of which could be dilutive to the Company or the Company's existing stockholders.

EXISTING STOCKHOLDERS WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER SELECT MEDIA.

      Mr. Gutkowski, Chairman and Chief Executive Officer of Select Media, and Mr. Sartorio, an employee of the Company, each own approximately 16% of the Company's common stock and, along with the Company's other executive officers, directors, employees and entities affiliated with them, if acting together, would be able to significantly influence all matters requiring approval by the Company's stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders, taken together, beneficially own approximately 32% of the Company's outstanding common stock and can effectively elect all directors and pass any action requiring stockholder approval at a meeting. Mr. Sartorio is an employee of the Company responsible for mergers and acquisitions and corporate structure issues. He is not an officer of Select Media. See page 32, "Security Ownership of Certain Beneficial Owners and Management" and page 29, "Management."

RISKS RELATED TO SECURITIES MARKETS

SELECT MEDIA MAY BE UNABLE TO MEET THE COMPANY'S FUTURE CAPITAL REQUIREMENTS.

      Select Media cannot be certain that additional financing will be available to the Company on favorable terms when required, or at all. The Company does not have a commitment for financing the balance of the Betelgeuse Acquisition costs. If Select Media raises additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of the Company's Common Stock and the Company's stockholders may experience additional dilution. Select Media requires substantial working capital to fund the Company's business. Since the Company's emergence from Chapter 11 bankruptcy proceedings, Select Media has experienced negative cash flow from operations and expects to experience significant negative cash flow from operations for the foreseeable future.
The Company does not
yet have a commitment for the $9,500,000 balance of the purchase price. The Company's anticipated sources of funds include the balance of the $116,000 due from Lloyds on its initial best efforts financing, an additional $1.5 million best efforts letter of intent from Lloyds contingent upon the Company's relisting on the OTC Bulletin Board, and expected revenues.

THE COMPANY IS NOT ASSURED OF RECEIVING ANY ADDITIONAL FINANCING FROM LLOYDS UNDER THE BEST EFFORTS LETTERS OF INTENT.

      Select Media will need to raise additional funds in the immediate future to cover the Betelgeuse acquisition and any unexpected expenses. The $1.5 million best efforts financing letter from Lloyds is a written best efforts letter of intent contingent upon the relisting of the Company's common stock on the OTC Bulletin Board. In these best efforts financings, Lloyds is acting to obtain financing for the Company from Lloyds' customers or Lloyds' own funds. Lloyds has a consulting agreement with Select Media under which it provides a variety of services to Select Media and receives compensation for such services, including finder's fees for introducing investors to the Company. Lloyds is an investment banking and securities brokerage firm located in Nassau, the Bahamas and is subject to the financial laws and regulations of the government of the Bahamas in its activities as a broker-dealer for Select Media.

      In addition, although the Company has a firm commitment from Lloyds to cover the $500,000 down payment on the Betelgeuse acquisition, the Company does not have a commitment for the balance of $9,500,000 of the purchase price. If the Company is unable to secure financing, the Company could forfeit any monies paid to Betelgeuse as a down payment.

BROKER-DEALER SALES OF SHARES.

      The Company's Common Stock is quoted on the OTC Bulletin Board. The Nasdaq Stock Market, Inc. has recently revised the entry and maintenance criteria for listing eligibility on The Nasdaq SmallCap Market(TM) to require at least $4 million in net tangible assets or $750,000 net income in two of the last five years, a public float of at least 1 million shares, $5 million market value of public float, a minimum bid price of $4.00 per share, at least three market makers, and at least 300 stockholders. The maintenance standards (as opposed to entry standards) require at least $2 million in net tangible assets or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1 million market value of public float, a minimum bid price of $1.00 per share, at least two market makers, and at least 300 stockholders.

      The Company can give no assurances that the Common Stock will ever qualify for inclusion on the Nasdaq System. Until the Company's shares qualify for inclusion in the Nasdaq system, the Common Stock will continue to be traded in the over-the-counter markets through the OTC Bulletin Board.

      If the Company's stock price falls below $5.00 per share, the Company's Common Stock would be covered by SEC Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $2,500,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction before the sale. The broker-dealer must also provide the purchaser with specific disclosures regarding the risks of investing in "penny stocks," customer rights and broker responsibilities. Consequently, Rule 15g-9 may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of the stockholders to sell their shares in the secondary market. Before the sale or purchase of a penny stock, the broker-dealer must provide the customer with the current bid and offer quotations for the penny stock, must disclose the brokerage firm's compensation for the trade, including markups and markdowns, and must disclose the salesperson's compensation for the trade, including cash or other compensation. In addition, the brokerage firm must sent to the investor:

            (a) monthly account statements giving an estimate of the value of each penny stock in the customer's portfolio, if there is enough information to make such an estimate; and

            (b) a written statement of the investor's financial situation and investment goals, which must be signed and returned to the brokerage firm.

      The effect of Rule 15g-9 can be to decrease liquidity by making it more difficult for investors to purchase or sell shares of the Company's Common Stock in the market. If the Company's common stock became subject to this rule, the difficulties involved in buying or sell the common stock could force down the price of the common stock.

      At this time, the Company has not had any discussions with any party to request or encourage any broker-dealer to act as a market maker in the Company's stock, nor has the Company any plans to do so in the future, either directly or indirectly. The Company has not engaged any consultants to act on its behalf in this matter, nor does the Company have any present intention to do so.

THE COMPANY'S COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL STOCKHOLDERS.

      The market price for the Company's common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond the Company's control:

- Actual or anticipated variations in the Company's quarterly operating results;

- Announcements of new products or services by the Company or the Company's competitors;

-     Changes in financial estimates by securities analysts;

-     Conditions or trends in the entertainment industry;

- Changes in the economic performance and/or market valuations of other independent entertainment companies;

- Announcements by the Company or the Company's competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

-     Additions or departures of key personnel;

- Release of lock-up or other transfer restrictions on the Company's outstanding shares of common stock or sales of additional shares of common stock; and

-     Potential litigation.

IF THE COMPANY'S STOCK PRICE IS VOLATILE, SELECT MEDIA COULD FACE A SECURITIES CLASS ACTION LAWSUIT.

      In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If disgruntled stockholders sued Select Media in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would harm the Company's stock price.

SUBSTANTIAL SALES OF THE COMPANY'S COMMON STOCK COULD CAUSE THE COMPANY'S STOCK PRICE TO FALL.

      If the Company's stockholders sell substantial amounts of the Company's Common Stock in the public market, the market price of the Company's Common Stock could fall. Such sales also might make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that Select Media deems appropriate. The Company's stock is thinly traded and small volume fluctuations can have major impacts on price.

REPORTING REQUIREMENTS MAY DELAY OR PRECLUDE ACQUISITION.

      Sections 13 and 15(d) of the Exchange Act require companies subject thereto to provide certain information about significant acquisitions, including certified financial statements for the company acquired, covering one, two, or three years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare such statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by the Company. Acquisition prospects that do not have or are unable to obtain the required audited statements may not be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling securityholders. All proceeds from the sale of shares of common stock owned by the selling security holders will be for the account of the selling securityholders described below. See "Selling Securityholders," page 34.

                           PRICE RANGE OF COMMON STOCK

      Price quotations for the Company's common stock are posted presently on the OTC Bulletin Board and have been since February __, 2001. From August 1997 to March 2000, the Company's common stock was quoted on the OTC Bulletin Board and from March 2000 to January 2001, the stock prices were posted on the "pink sheets." The symbol for the Company's stock was originally "SMTV." When the Company's stock was no longer eligible for inclusion on the OTC Bulletin Board on April 5, 2000, the stock became traded on the "pink sheets." In the period from March 10, 2000 to April 14, 2000, the OTC Compliance Unit of the NASD affixed the letter "E" to the symbol. When the Company's shares were no longer eligible for OTC Bulletin Board inclusion, the shares became quoted on the "pink sheets" and the symbol reverted to "SMTV." The suffix ".OB" is now affixed to all non-NASDAQ over-the-counter stocks.

      The historical prices, both actual prices and as adjusted for a 1 for 300 reverse stock split effective November 15, 1999, for the Company's Common Stock on the OTC Bulletin Board and the "pink sheets" are as follows:


                                       Adjusted           Adjusted             Actual                Actual
         Period                          High                Low                 High                  Low
         ----------------------------------------------------------------------------------------------------
         1997

         First Quarter                $   52.50           $   33.00           $    .175            $    .111

         Second Quarter               $   46.50           $   30.00           $    .155            $    .100

         Third Quarter                $  204.00           $   30.00           $    .680            $    .100

         Fourth Quarter               $  144.00           $   36.00           $    .480            $    .120

         1998

         First Quarter                $   51.00           $   15.00           $    .170            $    .050

         Second Quarter               $  300.00           $   16.50           $    1.00            $    .055

         Third Quarter                $  267.00           $   45.00           $    .890            $    .150

         Fourth Quarter               $  108.00           $   30.00           $    .360            $    .100

         1999

         First Quarter                $   84.00           $   42.00           $    .290            $    .180

         Second Quarter               $  183.00           $   52.50           $    .610            $    .175

         Third Quarter                $   60.00           $   27.00           $    .200            $    .090

         Fourth Quarter                                                       $   30.00            $    2.00

         2000

         First Quarter                                                        $    6.50            $    5.00

         Second Quarter                                                       $    6.25            $    4.75

         Third Quarter                                                        $    6.00            $    5.50

         Fourth Quarter                                                       $    6.25            $    3.00

         2001
         First Quarter (To
         January __, 2001)

      The foregoing information was obtained from the National Quotation Bureau and reflects inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

      The main cause of the most extreme of these fluctuation is the effect of recasting historical stock prices to account for the Company's 1 for 300 reverse stock split. Small changes in the prior periods are magnified when the stock prices are adjusted. In addition, the Company's stock is very thinly traded, with few shares traded on any given day. This lack of volume tends to make price fluctuations more volatile. For example, in the fourth quarter of 2000, the daily volume fluctuated from a high on November 22, 2000 of 119,600 shares traded to a low on October 19, 2000 when only 100 shares traded. During this period, the average daily volume was less than 12,300 shares traded per day.

      For the initial listing in the Nasdaq SmallCap Market(TM), a company must have net tangible assets of $4 million or market capitalization of $50 million or a net income (in the latest fiscal year or two of the last fiscal years) of $750,000, a public float of 1,000,000 shares with a market value of $5 million. The minimum bid price must be $4.00 and there must be three market makers. In addition, there must be 300 stockholders holding 100 shares or more, and the company must have an operating history of at least one year or a market capitalization of $50 million. For continued listing in the Nasdaq SmallCap Market(TM), a company must have net tangible assets of $2 million or market capitalization of $35 million or a net income (in the latest fiscal year or two of the last fiscal years) of $500,000, a public float of 500,000 shares with a market value of $1 million. The minimum bid price must be $1.00 and there must be two market makers. In addition, there must be 300 stockholders holding 100 shares or more. The Company can give no assurances that it will qualify its securities for listing on Nasdaq or some other national securities exchange, or be able to maintain the maintenance criteria necessary to insure continued listing. The failure of the Company to qualify its securities or to meet the relevant maintenance criteria after such qualification in the future may result in the discontinuance of the inclusion of the Company's securities on a national exchange. In such events, trading, if any, in the Company's securities may then continue in the non-Nasdaq over-the-counter market. Consequently, a stockholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

      As of January 30, 2001, there were 62 holders of record of our Common
Stock.

                                 DIVIDEND POLICY

      We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, we will continue to retain any earnings for use in the operation of our business. Payment of cash dividends in the future will depend upon our earnings, financial condition, any contractual restrictions, restrictions imposed by applicable law, capital requirements and other factors deemed relevant by our Board of Directors.


  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

OVERVIEW

      Select Media is a New York corporation whose common stock is currently traded on the OTC Bulletin Board under the symbol "SMTV.OB." Select Media began in the business of producing and distributing "vignettes," which are short-form (thirty-second) informational programs distributed by particular sponsors for viewing during regular programming. In 1998, Select Media hired personnel to provide services to worldwide news broadcasters and act as a television news agency under the name "Select International Television Network" ("SITN") to produce and distribute news segments for sale to local and foreign news broadcasters. The Company has ceased operations of SITN as of October 30, 2000. In general, in the year ended December 31, 1999, the Company's sources of revenues consisted of revenues from the distribution of video news releases and from its SITN international news division. The SITN Business accounted for approximately 45% of the Company's revenue in 1999. Resale of advertising airtime has never constituted a major source of the Company's revenues.

      In the period from the Company's bankruptcy filing in October 1995 until September 1998, the Company was essentially dormant. In 1999, the Company was dependent upon one major customer (General Motors Corporation) for over 35% of its revenues, most of which were received in the first six months of the year. The SITN Business accounted for approximately 45% of the Company's revenue in 1999. Beginning in the fall of 1999, the Company began its restructuring and moved its offices. Thus far in 2000, the Company has had minimal revenues as it has focused on restructuring its business and acquiring Sigma and AHP. The Company closed the SITN Business permanently as of October 30, 2000. Thus, in 2000, the Company was not dependent on any major customers, and does not reasonably foresee any such dependence for the current year.

      In January 2000, Select Media repositioned itself as the owner of entertainment content providers whose product can be marketed through traditional media and over the Internet. In January 2000, Select Media purchased all the outstanding stock of Sigma for $1,000,000 payable in cash in several payments, with the final payments due January 30, 2001. Sigma is a full service recording studio that provides services to record companies, independent artists and record producers. The Company believes that the price paid for the Sigma acquisition was fair. We believe the Sigma Sound name and reputation is well known and well respected in the sound recording industry and has significant value, as does the relationship with Sigma's management and professional staff. Further, we expect the revenue generated by Sigma in the future to justify the acquisition cost premium over the value of the assets acquired.

      In March 2000, Select Media purchased the assets of AHP, consisting of a number of contracts for recording projects, for $125,000 in cash. AHP creates custom music and video products. Select Media purchased the AHP assets to obtain the services of Billy Terrell. Mr. Terrell, whose professional experience is described in "Management," below at page 34, has produced one new album of musical works for sale by select Media through shopping channels and direct response television ads since the acquisition. We expect the revenue generated by Mr. Terrell's projects to justify the acquisition costs of AHP.

      These acquisitions were accounted for as purchases. The principals of Sigma and AHP were not affiliated with Select Media or Lloyds before their acquisition by Select Media. Lloyds' financing was not contingent upon these particular acquisitions. See Financial Statements and notes to Financial Statements.

      We believe that, given the changes in the structure of television broadcasting, including, but not limited to, the creation of a number of alternative television networks and the resulting scarcity of advertising airtime available to local television stations, the Company can better serve its stockholders by becoming the owner of entertainment content providers. By owning content providers, the Company can take advantage of the changing distribution systems offered by broadcast, cable and Internet distribution of its product.

COMPETITION

      Select Media faces competition from some of the largest entertainment companies in the United States. It is difficult to estimate the size of the vignette market. The Company is not aware of any other reporting companies involved in the vignette business. The Company believes that competition in its business comes not from other producers of vignettes, but from other users of scarce airtime. One of the most significant developments in the broadcast television industry in the 1990's has been the growth of alternative broadcast networks, such as Fox, WB and UPN. Before this development, television stations that were not affiliates of the three major television networks (CBS, NBC and ABC) were independent local stations, each of which had substantial amounts of airtime to sell to the Company and its customers. Today, most formerly independent stations are affiliated with one of the new networks. Consequently, the network, in exchange for providing programming, gets to sell a significant portion of the affiliate's broadcast airtime. Therefore, the affiliate has less airtime to sell itself. Scarcity of a commodity tends to increase the price. Therefore, the cost of airtime has dramatically increased.

      The entertainment market is rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm Select Media's net sales and results of operations. Select Media expects competition to intensify in the future as additional distribution channels for entertainment product are opened. In particular, Select Media believes that the use of the Internet for distribution of entertainment product is both an opportunity and a challenge. With so many entertainment choices, Select Media faces the challenge of adapting its core business to Internet entertainment. Select Media expects that its acquisition of content providers will enable it to adapt to the Internet entertainment challenge, because Select Media believes that Internet technology is developing faster than content can be produced. Although the technology exists to provide a rich entertainment experience via the Internet, Select Media believes that there is not sufficient high quality content available for users. Select Media intends to provide that content.

      In line with this strategy, in 2000 Select Media acquired Sigma and AHP. Select Media has also signed a letter of intent to purchase all the assets and liabilities of Betelgeuse. Betelgeuse has the ability to create entertainment content for broadcast, cable and Internet and to adapt existing product for use as Internet content. On December 6, 2000, Select Media signed the Definitive Agreement to acquire all the assets and liabilities of Betelgeuse. Select Media does not have a commitment for the $9,500,000 remaining on the purchase price.

MARKET STRATEGY

      Select Media markets its remaining vignette products to large advertisers directly to the marketing departments of these companies. Select Media uses its own internal staff for such marketing. Select Media is developing vignettes for radio, and is developing a form of vignette for on-line advertising. The cost of advertising airtime has the greatest impact on whether the Company can sell its vignette product. For each airing of a vignette, the customer has to purchase sufficient airtime to broadcast both the vignette and the customer's own advertisement. The greater the cost of airtime, the higher the cost to the customer. The Company only resells airtime to its vignette customers to air vignettes. The Company is not in the business of reselling airtime to third parties.

      Sigma markets its services directly through its principals. Sigma and AHP have also produced compilation albums sold through home shopping channels, direct response television and direct mail.

      Select Media has 11 full time and 2 part time employees and during the period covered by this report, operated a facility at 666 Third Avenue, New York, New York, which was used as the principal corporate office and the site of its studio facilities until October 30, 2000 when the Company vacated these facilities. Because of the Sigma acquisition, Select Media also leases a sound recording studio facility at North 12th Street in Philadelphia, Pennsylvania.

RESULTS OF OPERATIONS

REVENUES

The following table sets forth certain items from Select Media's consolidated statements of operations as a percentage of net revenues for the periods indicated:

                                                        FOR THE YEAR ENDED                     FOR THE NINE MONTHS ENDED
                                                        DECEMBER 31,                           SEPTEMBER 30,
                                                        ---------------------------            ----------------------------
                                                         1999                1998                2000                1999
                                                        ---------------------------            ----------------------------
      Net revenues                                      100.0%              100.0%              100.0%              100.0%
      Cost of revenues                                   56.1%               48.9%               60.0%               45.2%
      Gross profit (Loss)                                43.9%               51.1%               40.0%               54.8%

      Operating expenses:
        Selling, General and administrative             201.2%              291.1%              797.6%              137.5%
        Nonrecurring costs                               38.2%              453.0%               27.7%                  0%

          Total operating expenses                      239.3%              744.1%              825.2%              137.5%

      Operating income (loss)                          (195.4)%              (693)%            (785.2)%             (82.6)%
      Other income and expense, net                     (38.2)%            (259.9)%             (34.1)%              (9.5)%

      Income (loss) before income taxes                (233.4)%            (952.9)%            (819.3)%             (92.2)%
      Provision  for  (benefit  from)
        income taxes                                      0 %                   0%                  0%                  0%
      Net income (loss)                                (233.4)%            (952.9)%            (819.3)%             (92.2)%
                                                       ------              ------              ------              ------

      Net Revenues                                     (233.4)%            (952.9)%            (819.3)%             (92.2)%

      Before the Sigma acquisition, Select Media's net revenues were derived mainly from the sales of vignettes, video press releases and SITN. In the year ended December 31, 1999, net revenues increased by $1,861,879, or 415%, to $2,310,002 from $448,123 in the year ended December 31, 1998. The increase in net revenues during 1999 was primarily attributable to revenues from its international news operations and video press releases for General Motors Corporation. Sigma's revenues consist of sales of sound recording studio services, editing and post-production work on recorded musical works. In the nine months ended September 30, 2000, net revenues decreased by $1,687,185, or 76.1%, to $530,636 from $2,217,821 in the nine months ended September 30, 1999. The decrease in net revenues during the first nine months of 2000 was primarily attributable to the end of the Company's video press release contract with General Motors Corporation, the Company's focusing on the Sigma and AHP acquisitions and a significant decline in revenues from its international news operations because of an inability to use studio space in its new facility. Select Media expects SITN and video press release revenues in the coming year to be significantly lower than 1999 levels due to the Company's decision to relocate and cease SITN operations on October 30, 2000, and the end of the General Motors contract for video press releases.

GROSS PROFIT

      Cost of revenues consists primarily of costs associated with studio time and transmission of signal for SITN and with producing vignettes and video press releases and marketing the finished product, including scriptwriting, filming, salaries and post-production processing and editing. For Sigma, cost of revenues includes studio personnel salaries, rent on the facility and post-production processing and editing. The resulting gross profit fluctuates based on factors such as salary expense, editing and marketing. Gross margin decreased to 44% in 1999, compared to 51% in 1998. The decrease during 1999 was primarily due to for expenses of starting the international news bureau operation. The Company currently expects gross margins during 2000 to be consistent with the 1999 levels. In the current year, the Company expects the Sigma acquisition to have a positive effect on both revenues and gross margin. Gross margin decreased to
40.0 % in the nine months ended September 30, 2000, compared to 54.8% in the nine months ended September 30, 1999. The decrease during the nine months ended September 30, 2000 was primarily due to the Company's inability to use the studio space in its new facility, plus costs of integrating the Sigma acquisition and the AHP acquisition. Select Media currently expects gross margins during 2000 to be lower than the 1999 levels because of SITN revenues being significantly lower than the 1999 levels. In 2000, the Company expects the Sigma and AHP acquisitions to have a positive effect on both revenues and gross margin.

EXPENSES

      Selling, general and administrative expenses were $4,646,808 in 1999 and $1,304,615 in 1998, for an increase of $3,342,193, or 256%. This increase was attributable to large salary and rent expenses for the expansion of the Company's new SITN business and relocation of the Company's offices. Building the International News Division increased costs of sales and so lowered gross profits for the periods discussed. The Company's expenses in 1999 also include a non-recurring stock based compensation expense of $881,466, which had a material impact on expenses for the year ended December 31, 1999.

      Selling, general and administrative expenses were $4,232,217 in the nine months ended September 30, 2000 compared with $3,048,822 in the nine months ended September 30, 1999, for an increase of $1,183,395, or 38.8%. This increase was attributable to expenses for the expansion of the Company's business and costs of relocation of the Company's offices, as well as the costs associated with the Sigma and AHP acquisitions and operations, including payroll and professional fees. Select Media's expenses in the nine months ended September 30, 2000 also include a non-recurring stock based compensation expense of $48,000 and a loss on capital improvement receivable of $98,820, which had an impact on expenses for the nine months ended September 30, 2000.

      The reasons for the significant increase in our allowance for doubtful accounts during 1999 are that the accounts receivable balance showed an increase in age and slower subsequent collections. As a result, management increased this allowance to reflect the deterioration of the credit quality.

LOSSES

      The Company incurred losses from operations of $(5,070,464) in 1999 compared to $(3,105,497) in 1998, for an increase of $(1,964,967) or 45%. The increase in losses was due
primarily to non-recurring stock based compensation expense of $(881,466) in 1999, caused by issuances of stock to the Company's principals and employees and to a loss on capital improvements receivable of $(557,303). The non-recurring stock-based compensation costs were vital to the Company's remaining viable in its industry; these costs related to compensation to Mr. Gutkowski and an employee, Dominick Sartorio, whose services were necessary to the Company remaining in business. At that time, the Company did not have the cash resources to pay these persons to remain with the Company. New investors were unwilling to invest funds in the Company unless a portion of the Company's debt was converted to equity. Without the services of these independent contractors and consultants, the Company would have been unable to continue in business. Net other expenses were $(325,317) in 1999 and $(1,164,798) in 1998, for a decrease of $(839,481) or 72%. Not including the non-recurring 1999 stock-based compensation expense of $(881,466), Select Media expects an increase in losses in 2000 due primarily to the decision to close the SITN business, which accounted for approximately 45% of the Company's revenues in 1999, the expenses of the Sigma and AHP acquisitions and the non-recurring stock based compensation expense of $825,000 in the quarter ended March 31, 2000, caused by issuances of stock to two other of Select Media's employees.

      Select Media incurred losses from operations of $(4,166,714) in the nine months ended September 30, 2000 compared to $(1,832,700) in the nine months ended September 30, 1999, for an increase of $(2,334,014) or 127.3%. The substantial increase in losses was due primarily to the decrease in SITN business caused by its inability to use its studio space in its new facility, the expenses of the Sigma and AHP acquisitions and operations and the non-recurring stock based compensation expense of $(48,000) and loss on capital improvement receivable of $(98,820) in the nine months ended September 30, 2000. The non-recurring stock-based compensation expenses were important to the Company's retaining its employees. These shares were issued to two non-executive employees. Net other income and expenses were $(180,940) in the nine months ended September 30, 2000 and $(211,202) in the nine months ended September 30, 1999, for a decrease of $(30,262) or (14.3%).


LIQUIDITY AND CAPITAL RESOURCES

      Select Media has significant capital needs, which to date Select Media has met through private sales of its equity and loans. Select Media will continue to need substantial infusions of capital, which it expects to continue to fund primarily from private sales of its equity, loans, or by a public offering of its equity or debt securities. Select Media received a best efforts letter of intent from Lloyds Bahamas Securities, LTD ("Lloyds") for $2 million in additional financing for the year 2000 and is continuing in efforts to increase capital resources. Lloyds is an investment banking and securities brokerage business located in Nassau, the Bahamas. Of the $2 million additional committed financing, the Company has received $2,299,000 by September 30, 2000, part of which was used in the Sigma and AHP acquisitions. $1,000,000 of this amount was raised in a private placement in October 1999 for 4,500,000 shares of Common Stock at $0.22 per share, with the balance in the form of convertible notes in 2000. The notes convert into shares of restricted common stock at $0.22 per share. Sales of common stock by the Company at less than the current trading price could tend to depress prices in the OTC Bulletin Board market. Except for the $9,500,000 needed to close the Betelgeuse transaction for which the Company does not have a commitment, together with anticipated revenue, the Company estimates that this funding will be sufficient to fund the Company's business plan until March 2001, not including Betelgeuse. The Company has also received a separate commitment from Lloyds for the $500,000 down payment on the Betelgeuse transaction. The Company does not have a committed source of financing for the balance of the purchase price of the Betelgeuse acquisition. The Company has received a separate best efforts letter of intent from Lloyds for an additional $1.5 million in financing.

      The Company has also received a non-binding letter of intent from Bryn Mawr Investment Group, Inc. to provide up to $10 million in financing to the Company through private or public offerings of securities, to be used for working capital and acquisitions.

      None of the Company's committed or proposed financing is contingent on removing the "going concern" language from the Company's audit report. However, as noted above, the Company has received a best efforts letter of intent from Lloyds for an additional $1,500,000 in financing.

      In October 1999, a stockholder forgave a note of the Company for $560,000, in consideration of a payment of $1.00. In order to induce this stockholder to cancel the Company's debt to him, Lloyds agreed to exchange the stockholder's 3,334 shares of unrestricted Common Stock for 200,000 of restricted Common Stock owned by Lloyds. At the time of this transaction, the stockholder was not an officer, director or employee of Select Media. Lloyds agreed to this transaction as a means to convert existing debt to equity without further diluting existing stockholders.

      Select Media owes its counsel in its bankruptcy proceeding professional fees of $798,000. However, under the agreement between select Media and its counsel, this amount is payable only from the Company's profits. When the Company's operations become profitable, the Company will begin making payments on this obligation.

                                    BUSINESS

         Select Media Communications, Inc. (the "Company" or "Select Media"), a New York media company, was organized in September 1981. The Company's common stock is traded in the OTC Bulletin Board under the symbol "SMTV.OB." Select Media began operations in 1981 as a producer and distributor of "vignettes," which are short-form (thirty-second) informational programs distributed by particular sponsors for viewing during regular programming.

         On October 13, 1995, the Company filed a voluntary petition for reorganization pursuant to Chapter 11 of Title 11 of the United States Bankruptcy Code. Select Media filed this petition in the United States Bankruptcy Court for the Southern District of New York and our plan of reorganization was confirmed on August 28, 1997. In the period from the Company's bankruptcy filing in October 1995 until September 1998, the Company was essentially dormant. In September 1998, the Company reactivated its marketing efforts, began marketing its vignette products to advertisers, began production and distribution of video press releases for General Motors Corporation and began repositioning the Company and its business. In 1999, the Company was dependent upon one major customer (General Motors Corporation) for over 35% of its revenues. In 2000, the Company has had minimal revenues as it has focused on restructuring its business. Also in 2000, the Company closed its International News Division operated under the name SITN, which accounted for 45% of 1999 revenues. Thus, in 2000, the Company was not dependent on any major customers, and does not reasonably foresee any such dependence for the current year. The Company's sources of revenues during 2000 primarily consisted of revenues from its Sigma subsidiary. Resale of advertising airtime has never constituted a major source of the Company's revenues.

         In January 2000, Select Media repositioned its business as the owner of entertainment content providers whose product is marketed through traditional media and over the Internet. In January 2000, Select Media purchased all the outstanding stock of Sigma for $1,000,000, of which $400,000 was paid in 1999, with the balance due in payments of $200,000 on June 30 and January 30 until paid in full, beginning June 30, 2000. The Company paid $100,000 of the $200,000 payment due June 30, 2000 and the Company received a 180-day extension for payment of the balance. On December 21, 2000, the Company received a further extension on the balance of the June 30, 2000 payment, which is now due January 30, 2001. The Company's obligation to pay the balance on the Sigma acquisition is secured by a pledge of all of the Company's assets, including accounts receivable, general intangibles, equipment, goods, instruments and inventory. The Company also assumed $105,000 of Sigma accounts payable and other current liabilities (the "Sigma Liabilities"). None of the Sigma Liabilities is secured by any security interest in any of the Sigma Assets. Sigma is a full service recording studio that provides services to record companies, independent artists and record producers. Founded in 1968 by Joseph Tarsia, Sigma's president, Sigma is a state of the art recording facility, including both analog and digital capabilities. Sigma and its staff of engineers assist record producers in recording, mixing and editing music and video tracks for sale as recorded music or videos. In March 2000, Select Media purchased the assets of After Hours Productions, Inc. ("AHP"), consisting of certain contracts for recording projects, for $125,000, which was paid in cash at closing. AHP creates custom music and video products. These acquisitions were accounted for as purchases. See Financial Statements and notes to Financial Statements.

         On September 11, 2000, the Company entered into a letter of intent to purchase all the assets and liabilities of Betelgeuse Productions, LLC ("Betelgeuse"), a full service television and video production and post-production business in New York, for a total of $10,000,000 in cash, subject to adjustment. On December 6, 2000, Select Media and Betelgeuse signed a definitive Asset Purchase Agreement (the "Definitive Agreement"); the Company made a down payment of $200,000 to Betelgeuse, with three additional $100,000 payments due in the following three months for a total down payment of $500,000. The balance of the purchase price will be due at a closing to be held within six (6) months of the signing of the Definitive Agreement. The Company has received a firm commitment from Lloyds Bahamas Securities, Ltd. ("Lloyds") for the $500,000 down payment. Lloyds will provide the $500,000 down payment when required in exchange for 500,000 shares of restricted Common Stock of the Company. The Company does not yet have a commitment from a funding source for the balance of the purchase price.

         As part of the Betelgeuse transaction, Select Media will enter into agreements with John Servidio and Sam Domenico (the principals of Betelgeuse), which include certain stock options. The options granted to Servidio and Domenico for 1,000,000 shares of Select Media Common Stock at an exercise price of $1.00 per share, which vest 33 1/3% on the first, second and third anniversaries of the signing of the definitive agreement.

Products

During the year ended December 31, 2000, the Company's television production business could be divided into two product categories: (1) short and long form television production and distribution; and (2) entertainment content production and distribution.

Short and Long Form Television Production and Distribution

         The Company's legacy vignette and video press release business comprise this product line, along with proposed future television projects. The Company retains its ability to produce and distribute both short-form and long-form video productions. These include vignette products, video press releases and traditional television programming. The Company did not produce any traditional television programming during the year ended December 31, 2000, although the Company has produced such programming in the past. During the year ended December 31, 1999, this product line accounted for over 50% of the Company's revenues. Because of the Company's repositioning of its business in 2000, the Company has focused on products other than vignettes and video press releases.

         Select Media continues to market its remaining vignette products to large advertisers directly to the marketing departments of these companies. Select Media uses its own internal staff for such marketing. Generally, Select Media purchases "distressed" or unwanted airtime at a discount for use by its customers. Select Media resells the airtime with a slight mark-up to cover its costs. In the period covered by this report, the Company marketed its video press release services to major manufacturers of consumer products, which have significant advertising budgets. Given the shift in the Company's business to that of an entertainment content provider, the Company no longer markets its video press release service.

Entertainment Content Production and Distribution.

         The Company's entrance into this business began in January 2000 with the acquisition of Sigma by Select Media. In March 2000, Select Media acquired AHP for this business segment.

Sigma owns a state of the art recording facility staffed by experienced professional sound engineers. AHP produces custom audio and video content for sale through direct marketers, television shopping channels and traditional record distributors.

         On December 6, 2000, Select Media signed a Definitive Agreement to acquire Betelgeuse for this business segment. Betelgeuse is a full-service production and post-production facility located at 44 E. 32nd Street in New York. Betelgeuse owns several state of the art editing suites containing digital computer editing equipment, as well as, a number of studios for producing video programming, voice-overs, dubbing for foreign language productions and the like.

         Sigma markets its recording services to independent record producers and recording artists. Sigma markets its services directly through its principals. Sigma and AHP have also produced compilation albums sold direct to consumers through home shopping channels, direct response television and direct mail.

         Betelgeuse markets its services to local television channels, cable and broadcast networks directly through its marketing department. Betelgeuse does not produce product for sale directly to consumers.

         The Company distributes its products mainly electronically either by tape or via satellite. The Company's Sigma subsidiary provides its services to independent record producers and recording artists from throughout the United States.

         During the year ended December 31, 1999, the Company sold a substantial portion of its services to one customer. Sales to this customer totaled $800,000 (or 35% of revenue for the period). For the year ended December 31, 1998 the Company sold a substantial portion of its services to two customers. Sales to these customers totaled $206,151 (46%) and $72,316 (16%) respectively.

         The Company has not and does not in the future expect to have significant research and development expenses.

         Our principal office is located at 44 E. 32nd Street, New York, New York and our telephone number at that address is (212) 251-8796.

         The Company is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http:\\www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed with the Securities and Exchange Commission as an exhibit to the Company's Exchange Act reports, or otherwise available from the Company, each such statement being qualified in all respects by such reference.

                                   MANAGEMENT

The directors and executive officers of Select Media are as follows:

The directors and officers of the Company are as follows:

                                                                                Position with
Name                       Age      Position                                    Select Media Since
----                       ---      --------                                    ------------------
Mitch Gutkowski            45       Chairman of the Board, Chief Executive              1981
                                    Officer and Director
James Mongiardo            55       Vice Chairman and Director                          1999
Chet Simmons               71       Director                                            1999
Joseph Tarsia              65       President of Sigma                                  2000
Billy Terrell              55       Executive Vice President of Sigma                   2000

         MITCH GUTKOWSKI, Chairman of the Board, Chief Executive Officer and Director since 1981, founded Select Media in 1981 and as Chairman coordinates the efforts of the Company's divisions and oversees operations. With the Board of Directors as a group, Mr. Gutkowski oversees strategic planning for the Company. Before founding Select Media, Mr. Gutkowski was Vice President for Advertising Sales for Pro-Sport Entertainment, Inc. Mr. Gutkowski was Chairman of the Board and Chief Executive Officer of the Company in 1995, when the Company filed for bankruptcy protection under Chapter 11. See "Description of Business."

         JAMES MONGIARDO, Vice Chairman of the Board since 1999, has extensive experience in building companies and in the banking and securities business. He has served as Chief Executive Officer for public biotechnology and healthcare services companies and as head of United States marketing for Schering-Plough Corporation. Since November 2000, Mr. Mongiardo has been Managing Director of Homewood Capital Group, LLC, a corporate finance consulting and investment banking firm. For the five year period ending November 2000, he was Managing Director of LBC Capital, an investment banking firm specializing in institutional private placements for emerging companies.

         CHET SIMMONS, Director since 1999, has a distinguished career in helping to shape modern sports television. In 1957, he joined the group responsible for the American Broadcasting Company's sports programming, including "ABC's Wide World of Sports," "The American Sportsman," and ABC's Olympic Games coverage. In 1964, he moved to NBC, where rose to the position of the first President of NBC Sports. During his tenure at NBC, that network acquired the rights to televise Major League Baseball, the National Hockey League, various Olympic Games and NCAA football. Mr. Simmons left NBC Sports to become the first President and Chief Executive Officer of ESPN. Mr. Simmons became commissioner of the United States Football League in 1982 and then went on to serve as a consultant to a variety of sports/television businesses.

         JOE TARSIA, President of Sigma, founded Sigma Sound Studios in 1968 as an independent recording studio, which became the home of major record producers Kenny Gamble, Leon Huff and Thom Bell, and the birthplace of the Sound of Philadelphia. This particular style influenced the development of Disco, R&B and Soul, as well as mainstream pop music.

         Sigma earned Gold and Platinum record awards for recordings by Jerry Butler, The Intruders, Harold Melvin and The Blue Notes, The Ojays, Teddy Pendergrass, The Stylistics, The Delfonics, Lou Rawls and The Jacksons. Artists and producers who recorded at Sigma included Stevie Wonder, B. B. King, Grace Jones, Gladys Knight and The Pips, David Bowie, Robert Palmer and The Four Tops.

         In 1976, Mr. Tarsia expanded Sigma to include three studios in Manhattan's music district. Sigma New York attracted the likes of Whitney Houston, Madonna, Steely Dan, The Village People, Talking Heads, Paul Simon, Ashford and Simpson and Billy Joel. Mr. Tarsia has won many industry awards for his engineering accomplishments, including over 150 Gold and Platinum records from the Recording Industry Association of America.

         Mr. Tarsia is President of Sigma and began his association with Select Media in 2000.

         BILLY TERRELL, Executive Vice President of Sigma, has spent the last 30 years in the music business. Over the course of his career, he has written, arranged or produced over 300 works released by Frankie Avalon, Helen Reddy, David Clayton-Thomas, LeVert, The Manhattans, The Moments and others. Mr. Terrell has written or produced works for Columbia Records, Atlantic, Polydor, Mercury, RCA and Paramount, among others. His hits span many genres, from pop to R & B to jazz. He continues to write, arrange and produce musical works through Sigma and AHP. Mr. Terrell began his association with Select Media in 2000.

         The above listed directors will serve until the next annual meeting of the stockholders or until their death, resignation, retirement, removal, or disqualification, and until their successors have been duly elected and qualified. Our executive officers serve at the discretion of the Board of Directors. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Officers of the Company serve at the will of the Board of Directors. There are no agreements or understandings for any officer or director to resign at the request of another person and no officer or director is acting on behalf of or will act at the direction of any other person. There is no family relationship between any executive officer or director of the Company.

Board Committees. The Board of Directors has not yet established any committees. The Board intends to establish a Compensation Committee and an Audit Committee at the next meeting of the Board of Directors.

Compensation Committee Interlocks and Insider Participation. The Board has not yet established a Compensation Committee. The Board of Directors as a whole performs this function.

Director Compensation. Select Media's directors do not receive any cash compensation for their service as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board meetings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING CHANGES

         In the year ended December 31, 2000, Mr. Gutkowski is late in filing one (1) Form 4 and Mr. Sartorio and Mr. Mongiardo are each late in filing one
(1) Form 3. Mr. Gutkowski had one (1)
transaction in 1999. Mr. Sartorio and Mr. Mongiardo each became subject to reporting requirements in October 1999 and June 2000, respectively, and failed to file timely Form 3's.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation received for services rendered to the Company during the fiscal year ended December 31, 2000, 1999 and 1998 by our Chief Executive Officer. Except for the CEO, the Company had no officers who earned more than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                            Long-Term Compensation
                                                                                --------------------------------------------------
                                            Annual Compensation                          Other Annual Awards
Name And Principal                  --------------------------------------      ---------------------------------        All Other
Position                   Year     Salary($)    Bonus($)     Compensation      Restricted Stock          Options          Awards
--------                   ----     ---------    --------     ------------      ----------------          -------          ------
Mitch Gutkowski            2000     $200,000          $0              None              None                 None            None
Chief Executive Officer    1999     $252,000          $0              None              $440,000             None            None
                           1998     $200,000          $0              None              None                 None            None

         The Company did not pay to our Chief Executive Officer or any executive officer any compensation intended to serve as incentive for performance to occur over a period longer than one year pursuant to a long-term incentive plan in the fiscal year ended December 31, 2000. The Company does not have any defined benefit or actuarial plan with respect to our Chief Executive Officer or any executive officer under which benefits are determined primarily by final compensation and years of service. On October 25, 1999, Mr. Gutkowski was issued 2,000,000 shares of restricted common stock for prior services to the Company. Mr. Gutkowski provided substantial services to the Company from the period beginning before the Company filed for bankruptcy court protection in November, 1995 to up to and including October 24, 1999. For much of that period, Mr. Gutkowski did not take a salary, or took a reduced salary. The $440,000 value placed on the stock issued to Mr. Gutkowski is based on sales made by the Company that took place just before the issuance to Mr. Gutkowski. Mr. Gutkowski was responsible for bringing in the consultants and independent contractors who brought the Company back into business after the bankruptcy. On October 25, 1999, the Company reduced Mr. Gutkowski's salary from $300,000 per year to $200,000 per year in order to conserve the Company's cash resources.

OPTION GRANTS

         The Company granted no stock options in the fiscal year ended December 31, 2000.

EMPLOYMENT CONTRACTS

         The Company has an employment contract with Mr. Gutkowski to act as the Company's president and chief executive officer, which provides for a yearly salary of $200,000 in 2000, $300,000 in 2001, $350,000 in 2002, $400,000 in 2003
and $450,000 in 2004, with a bonus of 2% of the Company's net profits, determined and paid quarterly. This agreement has a term of 5 years and expires October 2004.

CONFLICTS OF INTEREST

         Mr. Mongiardo and Mr. Simmons, the Company's non-employee directors, are associated with other firms involved in a range of business activities, as noted in Item 9, above. Consequently, there are potential conflicts of interest in their acting as directors of the Company. Insofar as these directors are engaged in other business activities, management anticipates they will devote only a minor amount of time to the Company's affairs. However, as of the date of this filing, no actual conflicts of interest exist between the Company and either Mr. Mongiardo or Mr. Simmons.

         The officers and directors of the Company may in the future become stockholders, officers or directors of other companies that may be engaged in business activities similar to those conducted by the Company. Accordingly, conflicts of interest may arise in the future with respect to such individuals acting on behalf of the Company or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. The Company does not currently have a right of first refusal pertaining to opportunities that come to management's attention insofar as such opportunities may relate to the Company's business operations. The Company has adopted a policy that the Company will not seek a merger with, or acquisition of, any entity in which members of the Company's management serve as officers, directors or partners, or in which they or their family members own or hold any material ownership interest unless such acquisition is approved by a majority of the members of the Board who have no such direct or indirect interest in the entity. With the exception of the policy regarding mergers and acquisitions described in the preceding sentence, the Company does not have any policies regarding resolving conflicts of interest.

         None of the Company's directors receives any compensation for their respective services rendered to the Company as directors, nor have they received such compensation in the past. They all have agreed to act without compensation until authorized by the Board of Directors. Further, none of the directors accrued any compensation during the period covered by this report under any agreement with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership for Select Media's sole class of Common Stock beneficially owned by all directors, officers and 5% or more holders as of January 30, 2001.

Name and Address of                 Nature of
Beneficial Owner                    Beneficial Ownership      Number of Shares    Percent
----------------                    --------------------      ----------------    -------
Mitch Gutkowski(1)                  Record                           2,000,000       15.3%
James Mongiardo(1)(2)               Record                             350,000        2.0%
Chet Simmons(1)                     Record                              11,600       (3)
Dominick Sartorio                   Record                           2,000,000       15.3%
215 Route 110
Huntington, NY 11746

All officers and directors as
    a group (3 persons)                                              2,461,600       17.3%

(1)  Address c/o the Company at 44 East 32nd Street, New York, New York.

(2) Includes 250,000 shares owned by a joint venture in which he holds a beneficial interest.

(3)  Less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         In the period from the Company's bankruptcy filing in October 1995 until October 1999, Mr. Gutkowski provided substantial services to the Company. For much of that period, Mr. Gutkowski did not take a salary or took a reduced salary. In October 1999, the Company issued Mr. Gutkowski 2,000,000 shares as compensation for these prior services, valued for reporting purposes at $440,000.

         In 1996, Mr. Gutkowski contributed $100,000 in cash to the Company's reorganization plan as part of the Company's emergence from bankruptcy. The Company repaid this contribution to Mr. Gutkowski in January 2000.

         In October 1999, a note payable to a stockholder, Robert Johnson, for $560,000 was extinguished for $1. As additional consideration, Mr. Johnson exchanged 3,334 unrestricted shares (valued at $.022 per share) of the Company's common stock for 200,000 restricted shares (valued at $0.22 per share) of the Company's common stock held by Lloyds. Mr. Johnson was not an officer, director or 5% or greater stockholder of the Company at the time of this transaction.

         An individual has signed a letter of credit on behalf of the Company for $1,000,000 as a security deposit on the lease for the Company's former facility at 666 Third Avenue. Because of the dispute with the Landlord noted in "Legal Proceedings," below, page 36, during November 2000, the bank drew down the entire amount of the $1,000,000 letter of credit to the benefit of the previous landlord and the Company has vacated the premises. The Company intends to issue this individual 350,000 shares of Common Stock. This individual is not an officer, director or 5% or greater stockholder of the Company.

         The Company has notes payable to a stockholder, Richard Pizzitta, for $375,000. The notes bear interest at 10% and had original maturity dates in November and December 1999. Mr. Pizzitta extended the maturity dates on these notes and the notes are currently due upon demand. Mr. Pizzitta received 6,667 shares of common stock as compensation for the extensions. Mr. Pizzitta is not an officer, director or 5% or greater stockholder of the Company.

                              PLAN OF DISTRIBUTION

         Select Media is registering this offering of shares on behalf of the selling securityholders. Select Media will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, fees and disbursements of its counsel, blue sky fees and expenses.

         The selling securityholders shares may sell their shares to purchasers from time to time directly by and subject to the discretion of the selling securityholders. The selling securityholders may, from time to time, offer their securities for sale through underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the securities for whom they may act as agents.

         The securities sold by the selling securityholders may be sold from time to time in one or more transactions at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale or at prices otherwise negotiated at the time of sale. Such prices will be determined by the selling securityholders or by agreement between the selling securityholders and any underwriters.

         Any underwriters, brokers, dealers, or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised Select Media that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

         At the time a particular offer is made by or on the behalf of the selling securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling securityholders, any discounts, commissions and other items constituting compensation from the selling securityholders, any discounts, commissions, or concessions allowed, reallowed, or paid to dealers, and the proposed selling price to the public.

         The selling securityholders have agreed to sell the shares only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the selling securityholders' shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and has been complied with by the selling securityholder.

         The selling securityholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and their associated rules and regulations, including Regulation M. These provisions may limit the timing of purchases and sales of shares of the common stock of Select Media by the selling securityholders. Select Media will make copies of this prospectus available to the selling securityholders and has informed them of the need for delivery of copies of this prospectus to purchases at or before the time of any sale of the shares.

                       OFFERING BY SELLING SECURITYHOLDERS

         The following tables set forth certain information concerning each of the selling securityholders. The Company is registering the shares to permit the selling securityholders and their transferees or other successors in interest to offer the shares from time to time. None of the selling securityholders has held any position or office or had a material relationship with Select Media or any of our affiliates within the past three years other than as a result of the ownership of our common stock.

         Selling securityholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

Name(1)                                    Number of Shares(2)                Percentage Ownership(3)
                                                                       Before Offering        After Offering
Lloyds Bahamas Securities, LTD.                      2,817,000                 21.6%                     0%
Lloyds Bahamas Securities, LTD, as
         agent(4)                                    4,500,000                 34.5%                     0%
International Electronic Securities
         Trading LTD.                                1,522,200                 11.7%                     0%
Marlow Trust                                           250,000                  1.9%                     0%


         (1) Based upon the information we have received, except as otherwise stated we assume that the selling securityholders have sole voting and investment power with respect to all shares owned.

         (2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.

         (3) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned both prior to and after the offering by the selling securityholders represents an estimate of the number of shares of common stock to be offered by such selling securityholders.

         (4) Represents shares sold to Lloyds as agent for its customers.

         The Company represented to the Commission that it would register for resale the 4,500,000 shares of Common Stock sold to customers of Lloyds in October 1999. Further, in recognition of the fact that certain selling securityholders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with certain selling securityholders to file with the Commission, under the Securities Act, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares of common stock are no longer required to be registered for the sale thereof by certain selling security holders. Astor Weiss & Kaplan, LLP has been special counsel to Select Media for securities matters for the past year.

         The sale of the selling securityholders' shares may be effected from time to time in transactions, which may include block transactions, in:

                  -        the over-the-counter market;

                  -        in negotiated transactions; or

                  -        a combination of such methods of sale or otherwise.

         Sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

         Selling securityholders may effect such transactions by selling their securities directly to purchasers

                  -        through broker-dealers acting as agents; or

                  - to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the market in negotiated transactions or otherwise.

         The selling securityholders have been advised that the shares may only be sold in New Jersey through a registered broker-dealer or in reliance upon an exemption from registration.

         Broker-dealers, if any, may receive compensation in the form of discounts, commissions, or concessions and/or the purchasers from whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise, which compensation as to a particular broker-dealer may exceed customary commissions.

         If any of the following events occurs, this prospectus will be amended to include additional disclosure before offers and sales of the securityholder shares are made:

                  - To the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in this prospectus;

                  - If the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in this prospectus;

                  - If the compensation paid to broker-dealers is other than usual and customary discounts, commissions or concessions, disclosure of the terms of the transaction would be included in this prospectus.

         This prospectus would also disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as a group would constitute an orchestrated distribution of the securityholder shares.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of securityholder shares may not simultaneously engage in market making activities with respect to any securities of Select Media for a period of at least two (and up to nine) business days prior to the commencement of such distribution. In addition, each selling securityholder desiring to sell securityholder shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of the purchases and sales of shares of Select Media' securities by such selling securityholders.

         The selling securityholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities may be deemed underwriting discounts and commissions under the Securities Act.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of common stock having a par value of $.001 each, of which 13,051,592 shares are currently outstanding.

         Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares may elect all of the directors of Select Media. The common stock does not have any preemptive rights. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our certificate of incorporation.

         Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the affairs of our company, all assets and funds of our company remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to preemptive, subscription, or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

         Stock Options and Stock Option Plan

         We have no outstanding options to purchase any shares of common stock.

SHARES ELIGIBLE FOR FUTURE SALE

         Select Media can give no assurance as to the effect, if any, that future sales of common stock will have on the market price of our common stock. Of our shares of common stock currently outstanding, assuming no exercise of warrants into shares of our common stock, 5,114,085 are "restricted securities" as the term is defined in Rule 144 under the Securities Act of 1933, as amended, and under certain circumstances may be sold without registration pursuant to that rule. Subject to the compliance with the notice and manner of sale requirement of Rule 144 and provided that we are current in our reporting obligations under the Securities Exchange Act of 1934, a person who beneficially owns restricted shares of stock for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of common stock, or if the common stock is quoted on the NASDAQ System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale on the Form 144, with the United States Securities and Exchange Commission. As of the date of this prospectus, 71,358 shares of common stock, held by beneficial owners, are eligible for sale pursuant to Rule 144. We are unable to predict the effect that the sales made under Rule 144 otherwise may have on the market price of the common stock prevailing at the time of any such sales. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely effect the then prevailing market for our common stock.

MARKET INFORMATION

         Our common stock is listed on the OTC Bulletin Board under the symbol "SMTV.OB." Trading in the common stock has historically been limited.

TRANSFER AGENT

         The transfer agent for our common stock is American Stock Transfer and Trust Co., Inc., 67 Wall Street, New York, New York 10005.

                                  LEGAL MATTERS

         Astor Weiss & Kaplan, LLP, 200 South Broad Street, Philadelphia, PA 19102 will pass upon the validity of the common stock offered in this offering for us.

                                     EXPERTS

         The financial statements included in this prospectus have been audited by Marcum & Kliegman LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to an uncertainty with respect to the Company's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, with the Commission with respect to the common stock being registered pursuant to this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and any of its amendments and the exhibits, which are available for inspection without charge, and copies of which may be obtained at prescribed rates, at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and at the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission maintains a Website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


                                LEGAL PROCEEDINGS

         In November, 1999, 405 Lexington, L.L.C. (the "Landlord") began an action in New York City Landlord-Tenant Court alleging that Select Media had breached its lease and seeking the payment of use and occupancy. The Landlord is seeking up to $681,000 in additional payments based on an alleged breach of the lease. The Company is defending this action and believes the allegations of the Landlord are without merit. On a motion by the Company, this action has been consolidated with the Supreme Court Action discussed in the following paragraph.

         In May, 2000, Select Media began an action in New York Supreme Court against the Landlord seeking an injunction to permit completion of the build-out of the studios to be used for SITN and surrounding space in its leased premises, the release of $706,880 of Landlord's contributions toward build-out already completed and for damages in excess of $10 million for loss of the SITN business. On a motion by Select Media, the Landlord-Tenant Court has consolidated this action with the New York Supreme Court action. The Court has ordered discovery in this action began November 20, 2000 and the action is still pending.

         As part of the Bankruptcy Proceeding, the New York City Department of Finance has filed alleged unsecured priority tax claims for unpaid commercial rent tax in the amount of $229,899, including interest to December 31, 1999. Under the Plan of Reorganization, the Company was required to make semi-annual payments of principal and interest to the New York City Department of Finance beginning in February 1998. To date, the Company has been unable to make any payments and has accrued this liability on its financial statements. If the Company continues to fail to pay this liability as payments are due, the Department of Finance could declare Select Media in default of its obligations under the Plan of Reorganization and could file an action to attach the Company's assets. The Company has not made any payments on this liability, but intends to pay this liability once the Company becomes profitable.


                     INFORMATION NOT REQUIRED IN PROSPECTUS

         We will provide, without charge, to each person who received a prospectus, upon written or oral request of such person to us at the mailing address or telephone number listed below, a copy of any of the information incorporated by reference. The mailing address and telephone number of our principal executive offices is Select Media Communications, Inc., 44 E. 32nd Street, New York, New York 10016, (212) 251-8796.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

         Select Media is incorporated in New York. Under Section 722 of the Corporation Law of the State of New York, a New York corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents in connection with actions, suits, or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees, and agents, against expenses incurred in any action, suit, or proceeding. The Certificate of Incorporation and the By-laws of Select Media provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of New York.

         The General Corporation Law of the State of New York provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 719 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General

Corporation Law of the State of New York, or (d) for any transaction from which the director derived an improper personal benefit. Select Media's Certificate of Incorporation contains such a provision.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.


INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for the Years Ending
December 31, 1999 and 1998
                                                                        F-1-F-17

Unaudited Financial Statements for the Nine Months Ending
October 30, 2000 and 1999
                                                                       F-18-F-28

                        SELECT MEDIA COMMUNICATIONS INC.

                              FINANCIAL STATEMENTS

                 For the Years Ended December 31, 1999 and 1998

                                                SELECT MEDIA COMMUNICATIONS INC.

                                                                        CONTENTS

                                                        Page
INDEPENDENT AUDITORS' REPORT                             F-1


FINANCIAL STATEMENTS

  Balance Sheet                                      F-2-F-3
  Statements of Operations                               F-4
  Statement of Stockholders' Deficit                     F-5
  Statements of Cash Flows                           F-6-F-7


NOTES TO FINANCIAL STATEMENTS                       F-8-F-17

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
Select Media Communications Inc.


We have audited the accompanying balance sheet of Select Media Communications Inc. as of December 31, 1999 and the related statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Select Media Communications Inc. as of December 31, 1999, and the results of its operations and cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

As described in Note 1 to the financial statements, the Company restated its 1999 financial statements to record stock-based compensation at fair value..

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $5,395,781 during the year ended December 31, 1999, and, as of that date, had a working capital deficiency of $3,637,572 and a stockholders' deficiency of $2,424,676. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is discussed in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                       /s/ Marcum & Kliegman LLP

April 6, 2000, (except for Note 1 and Note 14 as to which the date is November 14, 2000) Woodbury, New York

                                                SELECT MEDIA COMMUNICATIONS INC.

                                                                   BALANCE SHEET

                                                               December 31, 1999
                                                            As Restated (Note 1)
--------------------------------------------------------------------------------


                                     ASSETS
CURRENT ASSETS
  Cash                                                                      $344
  Accounts receivable, less allowance for doubtful accounts
    of $243,114                                                          365,200
  Prepaid expenses and other current assets                               64,507
  Due from stockholders                                                  166,000
                                                                         -------


       Total Current Assets                                                              $596,051


PROPERTY AND EQUIPMENT, Net                                                               539,235
----------------------


OTHER ASSETS
Reorganization value, net of accumulated
  amortization of $570,304                                             1,873,854
  Deposit on acquisition                                                 400,000
                                                                         -------


       OTHER ASSETS                                                                     2,273,854
                                                                                        ---------


       TOTAL ASSETS                                                                    $3,409,140
                                                                                       ==========

      The accompanying notes are an integral part of these financial statements.

                                                SELECT MEDIA COMMUNICATIONS INC.

                                                                   BALANCE SHEET

                                                               December 31, 1999
                                                            As Restated (Note 1)
--------------------------------------------------------------------------------

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
 Accounts payable                                                $1,315,977
 Accrued expenses                                                 2,194,656
 Notes payable                                                      567,500
 Current portion of capital lease obligation                         55,490
 Reorganization liabilities, current portion                        100,000
                                                                    -------


       Total Current Liabilities                                                    $4,233,623


OTHER LIABILITIES
 Capital lease obligation, net of current portion                   120,224
 Reorganization liabilities, net of current portion               1,479,969
                                                                  ---------


       Total Other Liabilities                                                       1,600,193
                                                                                     ---------


       TOTAL LIABILITIES                                                             5,833,816


COMMITMENTS


STOCKHOLDERS' DEFICIENCY
 Common stock - $.001 par value; 35,000,000 shares
  authorized, and 9,607,592 shares issued and outstanding             9,608
 Additional paid-in capital                                       7,313,262
 Accumulated deficit                                             (9,747,546)
                                                                 ----------


       TOTAL STOCKHOLDERS' DEFICIENCY                                               (2,424,676)
                                                                                    ----------

       TOTAL LIABILITIES AND
         STOCKHOLDERS' DEFICIENCY                                                   $3,409,140
                                                                                    ==========

      The accompanying notes are an integral part of these financial statements.

                                                SELECT MEDIA COMMUNICATIONS INC.

                                                        STATEMENTS OF OPERATIONS

                                  For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                              1999
                                                       As Restated (Note 1)          1998
                                                       --------------------          ----
SALES                                                     $ 2,310,002             $   448,123


COST OF SALES                                               1,294,889                 219,005
                                                          -----------             -----------

       GROSS PROFIT                                         1,015,113                 229,118

OPERATING EXPENSES
  Selling, general and administrative expenses              4,646,808               1,304,615
  Loss on capital improvements receivable                     557,303                      --
  Stock-based compensation expense                            881,466               2,030,000
                                                          -----------             -----------

       TOTAL OPERATING EXPENSES                             6,085,577               3,334,615
                                                          -----------             -----------

       OPERATING LOSS                                      (5,070,464)             (3,105,497)

OTHER INCOME (EXPENSE)
  Other income                                                 32,476                      --
  Interest expense                                           (357,793)             (1,164,798)
                                                          -----------             -----------

       TOTAL OTHER EXPENSE                                   (325,317)             (1,164,798)
                                                          -----------             -----------

       LOSS BEFORE INCOME TAXES                            (5,395,781)             (4,270,295)

INCOME TAXES                                                       --                      --
                                                          -----------             -----------

       NET LOSS                                           $(5,395,781)            $(4,270,295)
                                                          ===========             ===========

PER SHARE DATA
 Basic and diluted net loss per common share              $     (2.82)            $    (68.57)
                                                          ===========             ===========

 Weighted Average Common Shares Outstanding                 1,915,582                  62,277
                                                          ===========             ===========

      The accompanying notes are an integral part of these financial statements.

                                                SELECT MEDIA COMMUNICATIONS INC.

                                              STATEMENT OF STOCKHOLDERS' DEFICIT

                                  For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                           Par        Additional
                                                          Value        Paid-in        Accumulated
                                           Shares         $0.001       Capital          Deficit           Total
                                           ------         ------       --------       -----------      -----------
BALANCE - January 1, 1998                  50,727           $51        $281,949          $(81,470)        $200,530

Issuance of stock for services             10,704            11       2,029,989                          2,030,000

Exercise of warrants                        5,867             6         479,994                            480,000

Conversion of debentures                   17,961            18       1,151,882                          1,151,900

Issuance of stock as finance
 Costs                                      1,667             2         257,498                            257,500

Net loss                                       --            --              --        (4,270,295)      (4,270,295)
                                           ------         ------     ----------       -----------      -----------

BALANCE - December 31,
  1998                                     86,926            88       4,201,312        (4,351,765)        (150,365)

Sale of common stock                    4,500,000         4,500         995,500                          1,000,000

Issuance of stock as finance costs          5,000             5                                                  5

Stock compensation
As restated (Note 1)                    4,006,666         4,006         877,460                            881,466

Issuance of stock for services          1,004,000         1,004         258,273                            259,277

Issuance of stock as payment of
   reorganization liabilities               5,000             5         420,718                            420,723

Gain on extinguishment of debt                 --            --         559,999                            559,999

Net loss--As Restated (Note 1)                 --            --              --        (5,395,781)      (5,395,781)
                                           ------         ------     ----------       -----------      -----------

BALANCE - December 31,
  1999--As Restated (Note 1)            9,607,592        $9,608      $7,313,262       $(9,747,546)     $(2,424,676)
                                        =========        ======      ==========       ===========      ===========

      The accompanying notes are an integral part of these financial statements.

                                                SELECT MEDIA COMMUNICATIONS INC.

                                                        STATEMENTS OF CASH FLOWS

                                  For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                        1999
                                                                  As restated (Note 1)       1998
                                                                  --------------------       ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                           $(5,395,781)        $(4,270,295)
                                                                     -----------         -----------
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Stock-based compensation                                             881,466           2,030,000
    Stock issued for services                                            259,277                  --
    Depreciation and amortization                                        368,035             250,876
    Provision for doubtful accounts                                      243,114                  --
  Changes in assets and liabilities:
    Increase in accounts receivable                                     (313,648)           (294,666)
    Decrease (increase) in note receivable                               194,800            (194,800)
    Decrease (increase) in capital improvement receivable                 53,982             (53,982)
    Decrease (increase) in prepaid expenses and other current
      Assets                                                             244,525             (51,532)
    Increase in accounts payable                                         926,947             389,032
    Increase in accrued expenses                                       2,454,501             300,154
    (Decrease) increase in reorganization liability                     (183,061)             21,595
                                                                     -----------         -----------

       TOTAL ADJUSTMENTS                                               5,129,938           2,396,677
                                                                     -----------         -----------

       NET CASH USED IN OPERATING ACTIVITIES                            (265,843)         (1,873,618)
                                                                     -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment                                   (415,576)            (69,616)
  Deposit on acquisition                                                (400,000)                 --
                                                                     -----------         -----------

       NET CASH USED IN INVESTING ACTIVITIES                            (815,576)            (69,616)
                                                                     -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Repayments of capital lease obligation                                  (8,408)                 --
  Proceeds from notes payable                                            138,000           1,956,400
  Repayments of notes payable                                                 --            (375,000)
  Proceeds from issuance of common stock                                 834,005             480,000
                                                                     -----------         -----------

       NET CASH PROVIDED BY FINANCING
        ACTIVITIES                                                   $   963,597         $ 2,061,400
                                                                     -----------         -----------

      The accompanying notes are an integral part of these financial statements.

                                                SELECT MEDIA COMMUNICATIONS INC.

                                  For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                     1999
                                                              As Restated (Note 1)        1998
                                                              --------------------        ----
       NET (DECREASE) INCREASE IN CASH                            $ (117,822)           $  118,166

CASH - Beginning                                                     118,166                    --
                                                                  ----------            ----------

CASH - Ending                                                     $      344            $  118,166
                                                                  ==========            ==========



SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the years for:

  Interest                                                        $   37,865            $   27,196

Noncash investing and financing activities:

  Acquisition of equipment through capital leases                 $  126,831            $   57,291
  Conversion of debentures to common stock                        $       --            $1,151,900
  Stock issued as payment of reorganization liabilities           $  420,723            $       --
  Deferred financing costs                                        $       --            $  257,500
  Gain on extinguishment of debt                                  $  559,999            $       --


      The accompanying notes are an integral part of these financial statements.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1 - Summary of Significant Accounting Policies

     Nature of Business
     Select Media Communications Inc. ("the Company") is an integrated media company engaged in producing and distributing programming.

     Revenue Recognition
     The Company recognizes revenues when services the Company performs are complete. Services are considered complete as follows:

     Broadcast Services
     Revenues derived from broadcast services, (including sale of news segments, transmission, studio facilities and crewing) are recorded when the service has been rendered and the project has been completed.

     Programming Services
     Revenues derived from programming (including the sale of non-cancelable license agreements for television programming and vignettes) are recognized when the programs and vignettes have been produced, are available for airing and all station clearances or acquisitions of media time have been obtained. Revenues from other license agreements are recorded when the program or vignette airs.

     Property and Equipment and Depreciation
     Property and equipment is stated at cost and is depreciated using a straight-line method over the estimated useful lives of the respective assets. Routine maintenance and repairs are expensed as incurred and improvements that extend the useful life of the assets are capitalized. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized in income.

     Use of Estimates in the Financial Statements
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Net Loss Per Share
     The Company computes per share amounts in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 eliminates the presentation of the primary and fully dilutive earnings per share ("EPS") and requires presentation of the basic and diluted EPS. Basic EPS is computed by dividing the income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1 - Summary of Significant Accounting Policies, continued

     Net Loss Per Share
     weighted-average number of shares of common stock and common stock equivalents outstanding during the periods. All prior periods' EPS have been restated giving effect to the Company's 1 for 300 reverse stock split (see Note 3). Convertible debt and warrants have not been included in the computation of diluted EPS as their effect would be antidilutive.

     Stock-Based Compensation
     In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to continue to account for future stock based compensation in accordance with the provisions of APB 25.

     Restatement
     On October 22, 1999, the Company issued 4,500,000 shares of its common stock to third-party investors for cash a $0.22 per share. On the same date, the Company issued 4,006,666 shares of its common stock to two employees. Previously, the Company had valued, and reported, the common stock issued to employees at a price of $20.97 per share. This price represented the value determined by a three day moving average stock price of the common stock on the date of grant. The Company restated its financial statements to record the common stock issued to employees at fair value, which was determined to be the same as the contemporaneous cash price. The effect of the adjustment in the accounting for the common stock reduced the net loss from $91,630,341 to $5,395,781 and the net loss per common share from $47.83 to $2,55 for the year ended December 31, 1999.

     Comprehensive Income
     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. The Company adopted this standard in 1998 and the implementation of this standard did not have any impact on its financial statements. To date, the Company has not had any transactions that are required to be reported as other comprehensive income (loss).

NOTE 2 - Private Placement

     The Company entered into an agreement on October 22, 1999 and amended November 1, 1999 with Lloyds Bahamas Securities, Ltd. ("Lloyds") to sell shares of the Company's common stock to investors introduced by Lloyds. (See Note 14). In exchange for $1,000,000, Lloyds' investors received 4,500,000 new shares of the Company's common stock after a 1 for 300 reverse stock split (See Note 3). As a condition of the funding the Company agreed to acquire Nationsmusic.com, Inc. ("Nationsmusic") in exchange for 3,000,000 shares of the Company's common stock. The Company has not consummated

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2 - Private Placement, continued

     its transaction with Nationsmusic. On November 14, 2000, Lloyds, by letter agreement, waived the requirement to acquire Nationsmusic as a condition to the funding.

     In addition, the Company issued 1,000,000 shares of its common stock to Lloyds for consulting services rendered and the Company recognized an expense of $220,000, related to the issuance of these shares, for the year ended December 31, 1999.

     At December 31, 1999, $166,000 was still owed to the Company from Lloyds as result of the private placement. The Company received these funds in March 2000.


NOTE 3 - Reverse Stock Split

     On November 2, 1999, the Board of Directors authorized a one for three hundred reverse stock split, with the number of authorized shares of common stock and the par value per share remaining unchanged. The split was effective November 30, 1999 and all per share amounts and shares issued have been adjusted retroactively to reflect this reverse stock split.

NOTE 4 - Loss on Capital Improvements Receivable

     Capital improvements receivable represents amounts paid or accrued by the Company for leasehold improvements which are to be reimbursed to the Company by the landlord pursuant to the lease agreement. Subsequent to December 31, 1999, the Company vacated the premises. Accordingly, the Company wrote off the receivable at December 31, 1999 (see Note 14).

     The Company is currently in dispute with its landlord in which the landlord is claiming certain lease payments are due on space occupied by the Company. The total amount claimed to be due by the landlord is approximately $600,000.

NOTE 5 - Property and Equipment

     Property and equipment at December 31, 1999 consist of the following:

Property and equipment                                 $ 593,444
Leasehold improvements                                    75,870
                                                       ---------
                                                         669,314
Less:  accumulated depreciation and amortization        (130,079)
                                                       ---------

     Property and Equipment, net                       $ 539,235
                                                       =========

     Depreciation expense for the years ended December 31, 1999 and 1998 was $123,619 and $6,460, respectively.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


 NOTE 6 - Capital Leases

     The Company is the lessee of equipment under certain capital leases expiring through the year 2002. The assets are being depreciated over the life of the lease. Depreciation of assets under capital leases charged to expense for the year ended December 31, 1999 and 1998 was $58,944 and $4,010, respectively.

     Minimum future lease payments under capital leases as of December 31, 1999 for each of the next three years, and in the aggregate, are as follows:

     For the Year Ending
         December 31,                Amount
-------------------------------------------
           2000                    $ 82,812
           2001                      72,576
           2002                      61,762
                                   --------

Total minimum lease payments        217,150

Less: amount representing
interest                             41,436
                                   --------

Present value of minimum
lease

Payments                           $175,714
                                   ========

Current Portion                    $ 55,490

Long-term Portion                   120,224
                                   --------

            Total                  $175,714
                                   ========

     Interest rates on capitalized leases vary from 7.91% to 29.39% and are imputed based on the lessor's implicit rate of return.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 7 - Notes Payable

     Notes payable at December 31, 1999 consisted of the following:

     Note payable non-interest bearing, payable
     upon demand.                                                 $  67,500

     Note payable non-interest bearing, payable
     upon demand.                                                   125,000

     Notes payable shareholder                                      375,000
                                                                   --------

          Total                                                    $567,500
                                                                   ========

     The Company has notes payable to a shareholder for $375,000. The notes bear interest at 10% and had original maturity dates in November and December 1999. These maturity dates were subsequently extended and are currently due upon demand. The individual received, 6,667 shares of common stock as compensation. The market value of the shares issued were treated as debt issuance costs (interest) which was amortized over the life of the loan. Debt issuance cost recognized in 1999 and 1998 was $243,678 and $11,822 respectively.


NOTE 8 - Letter of Credit

     An individual has signed a letter of credit on behalf of the Company for $1,000,000 acting as a security deposit on the office space occupied by the Company. If the Company defaults on the lease, money will be drawn from this letter of credit. To date, no consideration has been given to this individual for signing this letter of credit. During November 2000, the Bank has drawn down the $1,000,000 letter of credit to the benefit of the previous landlord and the Company has vacated the premises.


NOTE 9 - Income Taxes

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax asset of the Company consist primarily of the net operating loss carryforwards, increase in allowance for doubtful accounts and accrued expenses that are not currently deductible. The Company has recorded a full valuation allowance against its deferred tax asset, as it is not assured, it can recognize such an asset in the future. At December 31, 1999, the Company has significant net operating loss carryforwards of approximately $10,000,000 which will expire in 2019.

     In accordance with the provisions of the Internal Revenue Code Section 382, utilization of the Company's net operating loss carryforward is severely limited.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 10 - Debt Extinguishment

     In October 1999, a note payable to a stockholder in the amount of $560,000 was extinguished for $1. As additional consideration the note holder exchanged 3,334 unrestricted shares (valued at $.022 per share) of the Company's common stock for 200,000 restricted shares (valued at $0.22 per share) of the Company's common stock held by Lloyds. Since the exchange occurred between related parties to the Company, the resulting gain has been recorded to additional paid in capita. The gain on extinguishment of debt is as follows:

         Note payable                                      $560,000
         Less: Cash payment                                      (1)
                                                           --------
                                                                        $559,999
                                                                        --------

NOTE 11 - Commitments

     Leasing Agreements
     The Company leases office space under an operating lease agreement, which expires on February 15, 2015. Rental expense was $560,241 and $93,373 for the years ended December 31, 1999 and 1998, respectively.

     Minimum future rental commitments under this lease as of December 31, 1999 are as follows:

                    For the Year Ending
                        December 31,            Amount
                    -----------------------------------
                            2000           $    522,951
                            2001                522,951
                            2002                522,951
                            2003                522,951
                            2004                522,951
                         Thereafter           5,921,845
                                             ----------

                              Total          $8,536,600
                                             ==========

     In addition, as part of the operating lease describe above, the Company has agreed to lease additional premises at the same facility. Occupation of the additional premises is pending certain building modifications to be performed by the landlord. Upon the commencement date of the additional space, rental commitments will be $360,665 per annum for years one through five, $387,885 per annum for years six through ten and $415,105 per annum for years eleven through the expiration date of the lease.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 11 - Commitments, continued

     Sublease Agreement
     The Company entered into lease agreements during the fiscal year ended December 31, 1999 wherein customers sublease space from the Company.

     Minimum future payments from subtenants as of December 31, 1999 for each of the next two years are as follows:

                   December 31,            Amount
                   -------------------------------
                       2000                $90,000
                       2001                  7,000
                                           -------

                       Total               $97,000
                                           =======

     During November 2000, the Company vacated the office space covered by this lease (see Note 14).

     In addition, two leases were entered into in February and March 2000. Minimum future payments for these two leases for the year ending December 31, 2000 and December 31, 2001 is $57,500 and $8,500 respectively.

     Payroll Taxes
     At December 31, 1999, past due amounts have been included in accrued expenses totaling approximately $879,000 and consist of payroll taxes owed and estimated penalties and interest.

     Employment Agreements
     The Company has entered into employment agreements with the chief executive officer and three employees, two on October 25, 1999 and two on January 1, 2000. Two of these agreements expire in 2002 and two expire in 2004. Two of these agreements provide for bonuses based on percentages of net profits, as specified in their respective employment agreements.

     Future minimum payments related to these agreements for the next five (5) years are as follows:


                    For the Year Ending
                        December 31,            Amount
                    -----------------------------------
                            2000             $  633,333
                            2001                816,667
                            2002                916,667
                            2003                833,333
                            2004                833,333
                                             ----------

                              Total          $4,033,333
                                             ==========

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 11 - Commitments, continued

     For past services performed, the chief executive officer and one of the employees that entered into the above employment agreements received 4,006,666 shares of the Company's common stock during 1999. As a result of this issuance, the Company recognized $881,470 of compensation expense.

     On January 1, 2000, the Company entered into two employment agreements. One of the employees was terminated and the Company entered into a separation and release agreement on April 28, 2000. Pursuant to the employment and separation and release agreements, the employees were issued 100,000 and 50,000 restricted shares, respectively, for past services performed. As a result of these issuances, the Company recognized $33,000 ($0.22 per share) of stock-based compensation expense. The value of these grants have not been included in the Statement of Operations for the year ended December 31, 1999. Future minimum compensation to the remaining employee under this agreement is $125,000 for the year ended December 31, 2000 and $100,000 for the years ended December 31, 2001 and 2002. There are no further commitments to the terminated employee.


NOTE 12 - Major Customer

     During the year ended December 31, 1999 the Company sold a substantial portion of its services to one customer. Sales to this customer totaled $800,000 (35%). The amount due from this customer included in accounts receivable was $200,000. For the year ended December 31, 1998 the Company sold a substantial portion of its services to two customers. Sales to these customers totaled $206,151 (46%) and $72,316 (16%) respectively.


NOTE 13 - Bankruptcy Proceedings

     On August 28, 1997 the United States Bankruptcy Court of the Southern District of New York confirmed the Company's Plan of Reorganization. The plan stipulated payments totaling $2,444,158 to be paid to certain secured, administrative and unsecured creditors. It was determined that the Company's reorganization value computed immediately before August 28, 1997, the date of plan confirmation, was equal to the stipulated payments of $2,444,158. Since the Company had no other identifiable assets, the Company recorded a long lived asset, "Reorganization Value," which is being amortized over a period of 10 years. The Company adopted fresh start reporting because holders of existing voting shares immediately before filing and confirmation of the plan received less than 50% of the voting shares of the emerging entity and its reorganization value is less than its post petition liabilities and allowed claims.

     The reorganization was determined by discounting future cash flows of the reconstituted business that emerged from bankruptcy and the expected proceeds from assets and collections from assets not required in the reconstituted business.

     As of December 31, 1999, the Company determined that the reorganization has not been impaired since the discounted future cash flows from operations are in excess of the reorganization value.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 13 - Bankruptcy Proceedings, continued

     The remaining bankruptcy liabilities at December 31, 1999 consists of the following:

                      Class of Creditors
     -------------------------------------------
     Class 1 - Secured                                                $        --
     Class 2 - Priority and Administrative                              1,129,969
     Class 3 - Unsecured                                                  450,000
                                                                      -----------

          Total                                                       $ 1,579,969
                                                                      ===========

     Short-Term                                                       $   100,000
     Long Term                                                        $ 1,479,969

     In accordance with the Company's confirmed Plan of Reorganization, all of the long term liabilities will be paid when the Company becomes profitable.

     The Company owes approximately $798,000 in professional fees rendered in accordance with the Order entered into by the United States Bankruptcy Court in the Southern District of New York. Company has agreed with the Claimant to pay this amount in quarterly installments equal to 3% of the Company's corresponding quarterly gross receipts less ordinary expenses before any cash compensation to officers until paid in full. No part of the stated amount has been paid and is included in the accrued amounts for class 2 creditors at December 31, 1999.

     The New York City Department of Finance has filed alleged unsecured priority tax claims in the amount of $229,899. Included in this amount is $37,623 of interest accruing at an annual interest rate of 8.5%. The entire amount is included in the accrued amounts for class 2 creditors at December 31, 1999.
     All remaining allowed claims will be paid in cash.

NOTE 14 - Subsequent Events

     On January 18, 2000 the Company purchased all of the issued and outstanding common stock of Sigma Sound Services, Inc. ("Sigma") pursuant to the terms of a stock purchase agreement (the "Agreement"). The purchase price for Sigma's common stock was $1,000,000 of which $400,000 was paid in 1999. The transaction will be accounted for under the purchase method of accounting.

     On March 8, 2000, the Company purchased certain contracts of After Hours Production, Inc. Pursuant to the terms of an asset purchase agreement ("AHP" Agreement). The purchase price was $125,000. This transaction will be accounted for as a purchase of an intangible.

     On September 11, 2000, the Company entered into a non-binding letter of intent to purchase all the assets and liabilities of Betegeuse Productions, LLC for a purchase price of $10,000,000, subject to adjustment.

     As discussed in Notes 4 and 11, the Company has vacated its office space located at 666 Third Avenue, New York, New York. The Company is currently involved in litigation with its former landlord. The outcome of this litigation is uncertain; however, if the Company obtains an adverse judgement, it may sustain a loss up to approximately $600,000. In addition, the Company has accrued all unpaid rent

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 14 - Subsequent Events, Continued

     through September 30, 2000 and has accrued costs incurred in renovating the office space of approximately $700,000.

     As reflected in Note 2, the Company received proceeds of $1,000,000 in exchange for 4,500,000 shares of the Company's Common Stock in October 1999 in a private placement. However, the Company has determined that the exemption relied upon was not available and that the sale may have been in violation of the registration provisions of the Securities Act. The Company may be required to offer rescission to the investors, which allows the investors to obtain a return of their original investment. Since the investors have indicated that they will not require a return of any part of the original investment, the Company has concluded that rescission is not probable and therefore the investment has been classified as permanent capital.


NOTE 15 - Going Concern Uncertainty

     As shown in the accompanying financial statements, the Company incurred a net loss of $5,395,781 during the year ended December 31, 1999, and, as of that date, the Company's current liabilities exceeded its current assets by $3,637,572, and the stockholders' deficiency was $2,424,676. These factors create substantial doubt as to the Company's ability to continue as a going concern.

     The Company is developing a plan to reduce its liabilities through the issuance of additional common stock through private or public offerings conforming to the requirements of Securities Acts. The Company received a non-binding letter of intent on October 14, 1999 to raise $10,000,000 on a best efforts basis for such offerings. The financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.

                        SELECT MEDIA COMMUNICATIONS INC.
                                 AND SUBSIDIARY

                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

              For the Nine Months Ended September 30, 2000 and 1999

                                                SELECT MEDIA COMMUNICATIONS INC.
                                                                  AND SUBSIDIARY

                                                                        CONTENTS



                                                                            Page
                                                                            ----

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

  Balance Sheet                                                             F-21-F-22
  Statements of Operations                                                  F-23
  Statements of Cash Flows                                                  F-24-F-25


NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS                        F-26-F-28

                                                SELECT MEDIA COMMUNICATIONS INC.
                                                                  AND SUBSIDIARY

                                            UNAUDITED CONSOLIDATED BALANCE SHEET

                                                              September 30, 2000


                                     ASSETS


CURRENT ASSETS
  Cash                                                                                $     10,248
  Accounts receivable, less allowance for doubtful
    accounts of $505,659                                                                   142,354
  Prepaid expenses and other current assets                                                159,594
                                                                                       -----------


    Total Current Assets                                                                                 $   312,196
                                                                                                         -----------


PROPERTY AND EQUIPMENT, Net                                                                                  679,710
----------------------                                                                                   -----------


OTHER ASSETS
  Goodwill, net of accumulated amortization of $241,126                                    723,378
  Intangibles, net of accumulated amortization of $24,305                                  100,695
  Reorganization value, net of accumulated amortization of
    $753,616                                                                             1,690,542
                                                                                        ----------


       Total Other Assets                                                                                  2,514,615
                                                                                                          ----------


    TOTAL ASSETS                                                                                          $3,506,521
                                                                                                          ==========

                                                SELECT MEDIA COMMUNICATIONS INC.
                                                                  AND SUBSIDIARY

                                            UNAUDITED CONSOLIDATED BALANCE SHEET

                                                                   June 30, 2000

                      LIABILITIES AND STOCKHOLDERS' DEFICIT


CURRENT LIABILITIES
 Accounts payable                                                                   $  1,702,404
 Accrued expenses                                                                      3,036,698
 Notes payable                                                                           945,474
 Current portion of capital lease obligation                                              86,286
 Reorganization liabilities, current portion                                             100,000
 Due to stockholders                                                                   1,326,900
                                                                                    ------------

    Total Current Liabilities                                                                          $  7,197,762
                                                                                                       ------------

OTHER LIABILITIES
 Capital lease obligation, net of current portion                                         16,198
 Reorganization liabilities, net of current portion                                    1,384,890
                                                                                    ------------

    Total Other Liabilities                                                                               1,401,088
                                                                                                       ------------

    TOTAL LIABILITIES                                                                                     8,598,850
                                                                                                       ------------

COMMITMENTS

STOCKHOLDERS' DEFICIT
 Common stock - $.001 par value; 35,000,000 shares authorized,
  13,051,592 shares issued and outstanding                                                13,051
 Additional paid-in capital                                                            8,989,819
 Accumulated deficit                                                                 (14,095,199)
                                                                                    ------------

    TOTAL STOCKHOLDERS' DEFICIT                                                                          (5,092,329)
                                                                                                       ------------

    TOTAL LIABILITIES AND
      STOCKHOLDERS' DEFICIT                                                                            $  3,506,521
                                                                                                       ============

                                                SELECT MEDIA COMMUNICATIONS INC.
                                                                  AND SUBSIDIARY

                                              UNAUDITED STATEMENTS OF OPERATIONS


                                                           For the Nine Months                    For the Three Months
                                                           Ended September 30,                     Ended September 30,
                                                         2000                1999                2000                1999
                                                     ------------        ------------        ------------        ------------

SALES                                                $    530,636        $  2,217,821        $    166,579        $    174,890

COST OF SALES                                             318,313           1,001,699              62,671             143,018
                                                     ------------        ------------        ------------        ------------

   GROSS PROFIT                                           212,323           1,216,122             103,908              31,872
                                                     ------------        ------------        ------------        ------------

OPERATING EXPENSES
  Selling, general and administrative expenses          4,232,217           3,048,822           1,026,411           1,257,446
  Loss on Capital Improvements receivable                  98,820                                      --
  Stock based compensation                                 48,000                  --              15,000                  --
                                                     ------------        ------------        ------------        ------------

       TOTAL OPERATING EXPENSES                         4,379,037           3,048,822           1,041,411           1,257,446
                                                     ------------        ------------        ------------        ------------

       OPERATING LOSS                                  (4,166,714)         (1,832,700)           (937,503)         (1,225,574)

OTHER INCOME (EXPENSE)
  Other income (expense)                                  (66,740)             17,861             (92,052)             17,861
  Interest expense                                       (114,200)           (229,063)            (34,396)           (101,842)
                                                     ------------        ------------        ------------        ------------

       TOTAL OTHER INCOME (EXPENSE)                      (180,940)           (211,202)           (126,448)            (83,981)
                                                     ------------        ------------        ------------        ------------

       LOSS BEFORE INCOME TAXES                        (4,347,654)         (2,043,902)         (1,063,951)         (1,309,555)

INCOME TAXES                                                   --                  --                  --                  --
                                                     ------------        ------------        ------------        ------------

       NET LOSS                                      $ (4,347,654)       $ (2,043,902)       $ (1,063,951)       $ (1,309,555)
                                                     ============        ============        ============        ============

PER SHARE DATA
 Basic and diluted net loss per common share         $      (0.37)       $     (20.69)       $      (0.08)       $     (12.76)
                                                     ============        ============        ============        ============
 Weighted Average Common Shares
  Outstanding                                          11,653,979              98,782          13,676,918             102,592
                                                     ============        ============        ============        ============

                                                SELECT MEDIA COMMUNICATIONS INC.
                                                                  AND SUBSIDIARY

                                              UNAUDITED STATEMENTS OF CASH FLOWS

                            For the Six Months Ended September 30, 2000 and 1999



                                                                                           2000               1999
                                                                                       -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                             $(4,347,654)       $(2,043,964)
                                                                                       -----------        -----------
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Stock-based compensation                                                                48,000                 --
    Stock issued for services                                                              225,000             39,278
    Depreciation and amortization                                                          576,001            271,566
    Increase in allowance for doubtful accounts                                            262,545             20,156
  Net increases and (decrease) in cash due to changes in assets and liabilities:
    Accounts receivable                                                                     (5,182)          (287,315)
    Capital improvements receivable                                                             --             (7,272)
    Note receivable                                                                             --            194,800
    Prepaid expenses and other current assets                                              (95,087)           244,525
    Accounts payable                                                                       327,742            792,774
    Accrued expenses                                                                       795,706            990,275
    Reorganization liabilities                                                             (95,079)          (183,056)
                                                                                       -----------        -----------

    TOTAL ADJUSTMENTS                                                                    2,039,646          2,075,731
                                                                                       -----------        -----------

    NET CASH FLOWS FROM OPERATING ACTIVITIES                                            (2,308,008)            31,767
                                                                                       -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment                                                     (163,133)          (270,269)
  Purchase of Sigma Sound Services Inc., net of cash acquired                             (198,600)                --
  Purchase of intangible assets                                                           (125,000)                --
                                                                                       -----------        -----------

    NET CASH USED IN INVESTING ACTIVITIES                                              $  (486,733)       $  (270,269)
                                                                                       -----------        -----------

                                                SELECT MEDIA COMMUNICATIONS INC.
                                                                  AND SUBSIDIARY

                                   UNAUDITED STATEMENTS OF CASH FLOWS, Continued

                                 For the Six Months Ended June 30, 2000 and 1999


                                                                      2000                 1999
                                                                  -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments of capital lease obligations                              $   (73,230)         $    (8,408)
  Proceeds from notes payable                                                 --              138,000
  Repayments of notes payable                                            (22,025)                  --
  Advances from shareholders                                           2,733,900                   --
  Repayments from shareholders                                           166,000                   --
                                                                     -----------          -----------

        NET CASH PROVIDED BY FINANCING
         ACTIVITIES                                                    2,804,645              129,592
                                                                     -----------          -----------

    NET CHANGE IN CASH                                                     9,904             (108,910)

CASH AT BEGINNING OF PERIOD                                                  344              118,166
                                                                     -----------          -----------

CASH AT END OF PERIOD                                                $    10,248          $     9,256
                                                                     ===========          ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  Cash paid during the years for:
    Interest                                                         $   31,184           $  24,612

  Noncash investing and financing activities:
    Acquisition of equipment through capital leases                                       $126,831
    Stock issued as payment of reorganization liabilities                                 $420,723

  Sigma Sound Services, Inc. acquisition:
    Issuance of note payable                                         $  400,000
    Deposit applied to the purchase price                            $  400,000

  Stock issued in settlement of Advances from Stockholder            $1,407,000

                                                SELECT MEDIA COMMUNICATIONS INC.
                                                                  AND SUBSIDIARY

                            NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1 - The Company and Basis of Presentation

       The Company
       Select Media Communications Inc. (the "Company") is an integrated media company engaged in producing and distributing programming.

       Basis of Presentation
       The accompanying Unaudited Consolidated financial statements reflect all adjustments, which are in the opinion of management, necessary to a fair statement of the results of the interim periods presented. All such adjustments are of a normal recurring nature. The financial statements should be read in conjunction with the notes to the financial statements and in conjunction with our audited financial statements contained in Form 10KSBA (filed on November 16, 2000)

       Basis of Consolidation
       The consolidated financial statements include the accounts of Select Media Communications ("Select"), and it wholly-owned subsidiary Sigma Sound Services, Inc. ("Sigma"), collectively referred to as the ("Company"). All significant inter-company transactions and balances have been eliminated in consolidation.


NOTE 2 - Acquisitions

       On January 18, 2000 the Company purchased all of the issued and outstanding common stock of Sigma Sound Services, Inc. ("Sigma") pursuant to the terms of a stock purchase agreement (the "Agreement"). The purchase price for Sigma's common stock was $1,000,000 with $400,000 paid at the signing of the Agreement, $200,000 paid on January 18, 2000 and a $400,000 10% secured note. The note is payable in two installments of $200,000 plus accrued interest on June 30, 2000 and January 3, 2001. The installment payment due June 30, 2000 was not paid and the Company received an extension of 180 days from the seller. The note is secured by all of the Company's existing and future customer accounts, general intangibles, equipment, goods, instruments and inventory. The transaction was accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of assets was $964,504 and has been attributed to Goodwill. Goodwill is being amortized over a 3 year life. Amortization expense for the nine months ended September 30, 2000 was $241,126.

       On March 8, 2000 the Company purchased certain contracts of After Hours Productions, Inc ("AHP") pursuant to the terms of an asset purchase agreement (the "AHP Agreement"). The purchase price was $125,000 with $25,000 paid as a deposit on the purchase at the signing of the AHP Agreement and $100,000 paid on March 8, 2000. The Company recorded an intangible asset of $125,000 as a result of the purchase. The intangible asset is being amortized over 3 years and amortization expense for the nine months ended September 30, 2000 was $24,306.

                                                SELECT MEDIA COMMUNICATIONS INC.
                                                                  AND SUBSIDIARY

                            NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 3 - Funding Agreement

       On January 15, 2000 the Company entered into an agreement with an Investment Bank to sell shares of the Company's common stock. In exchange for funding up to $2,000,000 in the aggregate, the Investment Bank's investors can receive up to 4,000,000 shares of the Company's common stock at a price of $ .50 per share. At September 30, 2000 the amount due to the Investment Bank/Stockholder was $1,326,900.

       On April 13, 2000 the Company issued 2,814,000 shares of common stock to the Investment Bank in settlement of advances made to the Company in the amount of $1,407,000.


NOTE 4 - Stockholders Equity

       On June 30, 2000 the Company issued 450,000 shares of common stock to Consultants for services provided to the Company. The fair market values of these services which is $225,000 has been recorded.

       On August 16, 2000 the Company issued 30,000 shares of common stock to a former employee for past services. As a result of the issuance, the Company recorded$15,000 ($0.50 per share) of stock based compensation expense.


NOTE 5 - Commitments

       Employment Agreements
       On January 1, 2000 the Company entered into two employment agreements. One of the employees was terminated and the Company entered into a separation and release agreement on April 28, 2000. Pursuant to the employment and separation and release agreements, the employees were issued 100,000 and 50,000, respectively, of restricted shares for past services performed. As a result of these issuances, the Company recognized $33,000 ($0.22 per share) of stock based compensation expense. Future minimum payments under these agreements are $125,000 for the year ended December 31, 2000 and $100,000 for the years ended December 31, 2001 and 2002. There is no further commitment to the terminated employee.


NOTE 6 - Related Party Transaction

       In January 2000, the Company reimbursed one of its officers/shareholders $100,000 for amounts previously contributed by him pursuant to the Company's Plan of Reorganization.

                                                SELECT MEDIA COMMUNICATIONS INC.
                                                                  AND SUBSIDIARY

                            NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 7 - Litigation

       During November 2000 the Company has vacated its office space located at 666 Third Avenue, New York NY. The Company is currently involved in litigation with its former landlord. The outcome of this litigation is uncertain, however, if the Company obtains an adverse judgment, it may sustain a loss of up to $600,000. In addition, the Company has accrued all unpaid rent through September 30 2000 and has accrued costs incurred in renovating the office space of approximately $700,000.

NOTE 8 - Subsequent Event

      On October 30, 2000, the Company decided to cease the operation of its SITN division.

 [DATE]

                        SELECT MEDIA COMMUNICATIONS, INC.

                        9,086,200 Shares of Common Stock



                      ------------------------------------


                                   PROSPECTUS

                      ------------------------------------





--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date hereof.

================================================================================



                                TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
PROSPECTUS SUMMARY                                                                        3

RISK FACTORS                                                                              5

USE OF PROCEEDS                                                                          16

PRICE RANGE OF COMMON STOCK                                                              16

DIVIDEND POLICY                                                                          18

MANAGEMENT'S DISCUSSION AND ANALYSIS                                                     18

BUSINESS                                                                                 25

MANAGEMENT                                                                               28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                           31

PLAN OF DISTRIBUTION                                                                     32

OFFERING BY SELLING SECURITYHOLDERS                                                      33

DESCRIPTION OF SECURITIES                                                                36

SHARES ELIGIBLE FOR FUTURE SALE                                                          36

LEGAL MATTERS                                                                            37

EXPERTS                                                                                  37

ADDITIONAL INFORMATION                                                                   37

LEGAL PROCEEDINGS                                                                        37

INFORMATION NOT REQUIRED IN PROSPECTUS                                                   38

INDEX TO FINANCIAL STATEMENTS                                                            39



Until _________, 2001 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of Common Stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS


Indemnification of Directors and Officers

         Select Media is incorporated in New York. Under Section 722 of the Corporation Law of the State of New York, a New York corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents in connection with actions, suits, or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees, and agents, against expenses incurred in any action, suit, or proceeding. The Certificate of Incorporation and the By-laws of Select Media provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of New York.

         The General Corporation Law of the State of New York provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 719 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of New York, or (d) for any transaction from which the director derived an improper personal benefit. Select Media's Certificate of Incorporation contains such a provision.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Other Expenses of Issuance and Distribution

         The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

     Filing Fee-- Securities and Exchange Commission            $ 11,375
     Fees and Expenses of Accountants                           $ 25,000
     Fees and Expenses of Legal Counsel                         $ 50,000
     Blue Sky Fees and Expenses                                 $ 15,000
     Printing and Engraving Expenses                            $  7,500
     Miscellaneous Expenses                                     $  5,000

                  Total                                         $113,875

Recent Sales of Unregistered Securities

In 1999, the Company issued shares of Common Stock as follows:

           Date                 Number of Shares         Consideration
           ----                 ----------------         -------------

            1/02/99                        6,667         Stock-based Compensation to Mr. Sartorio
            1/02/99                        5,000         Shares issued to bankruptcy creditor
            3/03/99                          333         Services
            3/03/99                        5,000         Equity bonus for loan
            4/29/99                          333         Services
            4/29/99                        1,667         Services
            6/11/99                        1,666         Services
           10/22/99                    2,000,000         Stock-based Compensation to Mr. Gutkowski
           10/22/99                    2,000,000         Stock-based Compensation to Mr. Sartorio
           10/22/99                    1,000,000         Finders Fee to Lloyds
           10/22/99                    4,500,000         Cash ($1,000,000)

         On January 2, 1999, the Company issued 6,667 shares of Common Stock to Mr. Sartorio as compensation for his services as a consultant to the Company in 1998.

         On January 2, 1999, the Company issued 5,000 shares of Common Stock to an unrelated third party creditor to settle bankruptcy claims in the amount of $420,718.

         On March 3, 1999, the Company issued 333 shares of Common Stock to a third party who provided services to the Company in lieu of a cash payment of $20,979.

         On March 3, 1999, the Company issued a creditor of the Company an equity bonus of 5,000 shares of Common Stock in connection with a $225,000 loan.

         On April 29, 1999, the Company issued 333 shares of Common Stock to a third party who provided services to the Company in lieu of a cash payment of $20,979.

         On April 29, 1999, the Company issued 1,667 shares of Common Stock to a third party who provided services to the Company in lieu of a cash payment of $367.

         On June 11, 1999, the Company issued 1,666 shares of Common Stock to a third party who provided services to the Company in lieu of a cash payment of $367.

        On October 22, 1999, the Company issued 2,000,000 shares of Common Stock to Mitch Gutkowski, its President and C.E.O. (described below) and 2,000,000 shares to Dominick Sartorio, an employee. Mr. Gutkowski provided substantial services to the Company from the period beginning before the Company filed for bankruptcy court protection in October 1995 to up to and including October 22, 1999. For much of that period, Mr. Gutkowski did not take a salary, or took a reduced salary. Mr. Gutkowski was responsible for bringing in the consultants and new employees who brought the Company back into business after the bankruptcy. Mr. Gutkowski brought in Mr. Sartorio initially as a consultant and then as an employee to assist in restructuring the Company.

         On October 22, 1999, the Company sold 4,500,000 shares of Common Stock for a total of $1,000,000 in cash to a small number of accredited investors introduced to the Company by Lloyds. Lloyds received a finders fee of 1,000,000 shares of Common Stock for arranging this transaction.

         No persons exercised any or warrants in 1999.

         In 2000, the Company issued shares of Common Stock as follows:

DATE                         NUMBER OF SHARES                    CONSIDERATION
----                         ----------------                    -------------
  1/1/00                           150,000                       Stock-based Compensation to two employees
 4/13/00                         2,814,000                       Shares issued to Lloyds in conversion of advances
 6/30/00                           450,000                       Services
 8/16/00                            30,000                       Stock-based compensation to former employee

         On January 1, 2000, the Company issued 100,000 shares of Common Stock to Mr. Urbano and 50,000 shares to another employee pursuant to employment contracts.

         On April 13, 2000 the Company issued 2,814,000 shares of Common Stock to Lloyds in settlement of advances made to the Company in the amount of $1,407,000.

         On June 30, 2000 the Company issued 450,000 shares of Common Stock to non-affiliated consultants for services provided to the Company.

         On August 16, 2000 the Company issued 30,000 shares of Common Stock to a former employee for past services.

         There were no underwriters or broker-dealers involved in the sale of these shares in 1999 or 2000. The Company sold these shares in transactions intended to be exempt from registration under the Securities Act by virtue of the exemption for registration under Section 4(2), as transactions not involving any public offering. The shares sold on October 22, 1999 to accredited investors for $1,000,000 were sold pursuant to the exemption granted under Rule 506 of Regulation D. The shares sold pursuant to Rule 506 were sold without general solicitation, to accredited investors for investment purposes. The shares issued for services were issued to third parties that were not affiliates of the Company. The shares issued in conversion of debt were issued to third parties that were not affiliates of the Company. The certificates representing the shares sold in 1999 contain restrictive legends restricting the transfer of the shares in the absence of a registration or an exemption from such registration.

         In connection with the Company's refinancing in October 1999, a number of stockholders agreed to execute written lock-up agreements for periods of six months to one year. These lock-up agreements require that the stockholder not sell or otherwise dispose of any common stock until the lock-up period expires. The Company has no other restrictions of stock held by stockholders, except as required by Regulation D, Section 4(2) of the Securities Act or Rule 144.

         As of the date of this registration statement, 5,114,085 shares of the Company's Common Stock held by non-affiliates are eligible for sale, including 71,358 shares eligible under Rule 144 promulgated under the Securities Act of 1933, as amended, subject to certain limitations included in such Rule. In general, under Rule 144, a person (or persons whose shares are aggregated), who has satisfied a one year holding period, under certain circumstances, may sell within any three-month period a number of shares which does not exceed the greater of one percent of the then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company.

(c) Dividends. The Company has not paid any dividends to date, and has no plans to do so in the immediate future.

         Certain of the shares of Common Stock of the Company were sold and issued on various dates, described above, for investment purposes in "private transactions" and are "restricted" shares as defined in Rule 144 under the Securities Act of 1933, as amended. These shares may not be offered for public sale except under Rule 144, or otherwise, pursuant to said Act. In summary, Rule 144 applies to affiliates (that is, control persons) and nonaffiliates when they resell restricted securities (those purchased from the issuer or an affiliate of the issuer in nonpublic transactions). Nonaffiliates reselling restricted securities, as well as affiliates selling restricted or nonrestricted securities, are not considered to be engaged in a distribution and, therefore, are not deemed to be underwriters as defined in Section 2(11) of the Securities Act of 1933, as amended, if six conditions are met:

(1) Current public information must be available about the issuer unless sales are limited to those made by non-affiliates after two years.

(2) When restricted securities are sold, generally there must be a one-year holding period.

(3) When either restricted or nonrestricted securities are sold by an affiliate after one year, there are limitations on the amount of securities that may be sold; when restricted securities are sold by non-affiliates between the first and second years, there are identical limitations; after two years, there are no volume limitations for resales by non-affiliates.

(4) Except for sales of restricted securities made by non-affiliates after two years, all sales must be made in brokers' transactions as defined in
     Section 4(4) of the Securities Act of 1933, as amended, or a transaction directly with a "market maker" as that term is defined in Section 3(a)(38) of the 1934 Act.

(5) Except for sales of restricted securities made by non-affiliates after two years, a notice of proposed sale must be filed for all sales in excess of 500 shares or with an aggregate sales price in excess of $10,000.

(6) There must be a bona fide intention to sell within a reasonable time after the filing of the notice referred to in (5) above.

(b) Underwriters and other purchasers. There were no underwriters in the sale and issuance of any of the Company's securities. All of the purchasers of Common Stock from the Company have had a pre-existing personal or business relationship with the Company or its officers and directors.


Exhibits and Financial Statement Schedules


                                 EXHIBIT INDEX
Exhibit No.
(3)      Articles of Incorporation and Bylaws
         3.1 Articles of Incorporation*
         3.2 Bylaws
5.1      Opinion of Astor Weiss & Kaplan, LLP******
(10)     Material Contracts
10.1     Employment Agreement with Mitch Gutkowski***
10.2     Stock Purchase Agreement for the Purchase of all
         the outstanding Common Stock of Sigma Sound Studio, Inc.**
10.3     Letter of Intent for the purchase of all the assets and
         liabilities of Betelgeuse Productions, LLC.***
10.4     Agreements with Lloyds regarding Financing***
10.5     Non-Binding Letter of Intent with Bryn Mawr Investment
         Group regarding Financing***
10.6     Agreement with Lloyds to fund the Betelgeuse Down Payment****
10.7     Agreement with Lloyds regarding Interim Financing****
10.8     Definitive Agreement to Purchase the Assets and Liabilities
         of Betelgeuse Productions, LLC****
10.9     Registration Rights Agreement****
(21)     Subsidiaries of the Registrant
21.1     Subsidiaries of the Registrant****
24       Consents
24.1     Consent of Marcum & Kleigman, LLP, Certified Public Accountants******
24.2     Consent of Astor, Weiss & Kaplan, LLP*****
(27)     Financial Data Schedule
27.1     Financial Data Schedule****

----------
* Incorporated by reference to Exhibits to Registrant's original Registration Statement Number 33-80412 filed under the Securities Act of 1933 on August 19, 1994.

** Incorporated by reference to Exhibits Registrant's Form 10KSB filed under the Securities Exchange Act of 1934 on July 27, 2000.

*** Incorporated by reference to Exhibits to Registrant's Form 10KSB/A1 filed under the Securities Exchange Act of 1934 on November 15, 2000.

**** Incorporated by reference to Exhibits to Registrant's Form 10KSB/A2 filed under the Securities Exchange Act of 1934 on December 12, 2000.

***** To be filed by amendment

****** Filed herewith

(b) The following financial statement schedules are included in this Registration Statement:
       NONE
Undertakings

     The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on January 31, 2001.


                               SELECT MEDIA COMMUNICATIONS, INC.

                               By: /s/ Mitch Gutkowski
                                  ---------------------------------------------
                                       Mitch Gutkowski, Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


By  /s/ MITCH GUTKOWSKI
   --------------------------------------------------------
         Mitch Gutkowski, Chief Executive Officer, Director

Date:  1/31/2001


By: /s/ ANTHONY URBANO
   --------------------------------------------------------
         Anthony Urbano, Controller

Date: 1/31/2001

By: /s/ JAMES MONGIARDO
   --------------------------------------------------------
         James Mongiardo, Director

Date: 1/31/2001


By:  /s/ CHET SIMMONS
   --------------------------------------------------------
         Chet Simmons, Director

Date: 1/31/2001